Exhibit 2.1

SHARE PURCHASE AGREEMENT

AMONG

SURMODICS, INC.

(as Buyer)

AND

THE SHAREHOLDERS OF CREAGH MEDICAL LIMITED

(as Sellers)

AND

LKG SECRETARIAL LIMITED

(as Sellers Agent)

Dated as of 20 November 2015

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TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF PURCHASED SHARES	1
1.1 Generally	1

ARTICLE 2 CLOSING PAYMENT AND ADJUSTMENTS	2
2.1 Closing Payment	2
2.2 Closing Payment	2
2.3 Adjustment for Net Working Capital	3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS	5
3.1 Organization; Authorization of Transactions	5
3.2 No Notice or Approval	5
3.3 Non-contravention	5
3.4 Claims and Proceedings	6
3.5 Brokers’ Fees	6
3.6 Shares	6
3.7 Warranties and Disclosure Letter	6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO CREAGH	8
4.1 Organization, Qualification, and Corporate Power	8
4.2 Capitalization	8
4.3 Subsidiaries	9
4.4 Non-contravention	10
4.5 Brokers’ Fees	10
4.6 Certain Assets	10
4.7 Products; Inventories	10
4.8 Financial Statements; Records	11
4.9 Events Subsequent to Most Recent Fiscal Year End	12
4.10 Undisclosed Liabilities	14
4.11 Legal Compliance; Food and Drug Matters; Product Sales Matters; and Other Health Care Matters	14
4.12 Tax Matters	17
4.13 Real Property	17
4.14 Intellectual Property	22
4.15 Contracts	27
4.16 Accounts Receivable	28
4.17 Powers of Attorney	28
4.18 Insurance	28
4.19 Litigation	30
4.20 Product Warranty	31
4.21 Product Safety; Product Liability	31
4.22 Employees	32
4.23 Employee Benefits & Pensions	35
4.24 Guaranties	38
4.25 Environmental, Health and Safety Matters	38
4.26 Certain Business Relationships with Creagh	40

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4.27 Customers and Suppliers	40
4.28 Anti-Corruption	40
4.29 Information Technology	41
4.30 Data Protection	42
4.31 Grants	42
4.32 Plant and Machinery	42
4.33 Incorporation of Subsidiaries	43
4.34 Connected Persons etc	43
4.35 Competition Law	43
4.36 Loss of Benefit	44
4.37 Financial Facilities and borrowings	44

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SURMODICS	45
5.1 Organization of SurModics	45
5.2 Authorization of Transactions	45
5.3 Non-contravention	45
5.4 Brokers’ Fees	46

ARTICLE 6 CLOSING AND CLOSING DELIVERIES	46
6.1 Closing	46
6.2 Closing Deliveries of Sellers	46
6.3 Closing Meeting	50
6.4 Closing Deliveries of SurModics	51

ARTICLE 7 COVENANTS	51
7.1 Further Assurances	51
7.2 Litigation Support	51
7.3 Transition	51
7.4 Confidentiality	52
7.5 Covenant Not to Compete	52
7.11 Non-Disclosure; Non-Use	54
7.11 Tax Matters	54
7.12 Exercise of Options	56

ARTICLE 8 INDEMNIFICATION	56
8.1 Indemnification by Sellers	56
8.2 Indemnification by SurModics	57
8.3 Certain Limitations	57
8.4 Certain Survival Periods	60
8.5 Claim Procedure	60
8.6 Third Party Claims	61
8.7 Effect of Closing Payment Adjustment	63
8.8 Specific Performance	63
8.9 Effect of Investigation	63
8.10 Buyer not formulating a Claim	63
8.11 Exclusive Remedy	63
8.12 Mitigation of Loss	64
8.13 Double Recovery	64

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8.14 Reduction of Consideration	64
8.15 Issue of Proceedings	64
8.16 Reduction in Liability	64
8.17 Tax Deed	65
8.18 Contingent Liability	65
8.19 Payment on Reduction of Seller’s Liability	66

ARTICLE 9 CERTAIN ADDITIONAL TERMS	66
9.1 Interpretation; Construction	66
9.2 Press Releases and Public Announcements	67
9.3 No Third-Party Beneficiaries	67
9.4 Entire Agreement	67
9.5 Succession and Assignment	67
9.6 Counterparts	67
9.7 Notices	67
9.8 Governing Law and Jurisdiction	69
9.9 Amendments and Waivers	69
9.10 Severability	69
9.11 Expenses	70
9.12 Exhibits; Schedules; and Disclosure Letter	70
9.13 Appointment of Sellers Agent	70

ARTICLE 10 DEFINITIONS	72

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is effective as of 20 November 2015 among SurModics, Inc., a Minnesota corporation (“SurModics” or the “Buyer”), each Person listed on the signature page to this Agreement as a Seller (each, a “Seller”), and LKG Secretarial Limited, a company incorporated under the laws of Ireland in such Person’s capacity as agent of Sellers under this Agreement (“Sellers Agent”).

RECITALS

A.	Sellers own 65,712 of the issued ordinary share capital (the “Purchased Shares”) of Creagh Medical Limited, a private company limited by shares registered under the Companies Act, 2014 (“Creagh”).

B.	Sellers desire to sell to SurModics all of the Purchased Shares, upon the terms and subject to the conditions contained in this Agreement. Details of the Purchased Shares together with the number of the Purchased Shares owned by each of the Sellers are set out in Schedule A.

C.	SurModics desires to purchase all of the Purchased Shares from Sellers, upon the terms and subject to the conditions contained in this Agreement.

D.	SurModics wishes to acquire the Creagh Preferred Shares owned by Enterprise Ireland pursuant to the Creagh Preferred Share Agreement at the same time as it acquires the Purchased Shares.

E.	SurModics wishes to acquire the share capital set opposite the Persons’ names listed in Schedule B during the six month period following the date of this agreement (“Remaining Shares”).

F.	Certain capitalized terms used in this Agreement have the respective meanings set forth in ARTICLE 10.

AGREEMENT

In consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each party to this Agreement agrees as follows:

ARTICLE 1

PURCHASE AND SALE OF PURCHASED SHARES

1.1

Generally. On and subject to the terms and conditions of this Agreement, at Closing, SurModics will purchase from Sellers, and Sellers will sell as legal and beneficial owners and the Beneficial Seller will sell as Beneficial Owner in respect of the Beneficial Shares and Thomas Greaney will sell as legal owner in respect of the Beneficial Shares to SurModics, all right, title and interest now or hereafter in and to the Creagh Ordinary Shares held by Sellers, which in the aggregate is 65,712 Creagh Ordinary Shares free of

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Liens. On Closing, each Seller shall transfer the number of Purchased Shares set out opposite its name in Schedule A. On Closing, the Creagh Ordinary Shares, the Creagh A Ordinary Shares, the Creagh B Ordinary Shares, Creagh C Ordinary Shares, Creagh D Ordinary Shares , Creagh E Ordinary Shares and Creagh Preferred Shares will constitute all of the issued share capital of Creagh.

1.2	At Closing, SurModics will purchase from Enterprise Ireland the Creagh Preferred Shares pursuant to the Creagh Preferred Share Agreement.

1.3	The Buyer shall not be obliged to complete the purchase of any of the Purchased Shares unless the purchase of all of the Purchased Shares is completed simultaneously.

1.4	Each of the Sellers hereby waives any pre-emption rights it may have in relation to the sale and purchase of the Shares and the Remaining Shares, whether conferred by Creagh’s Constitution or otherwise.

ARTICLE 2

CLOSING PAYMENT AND ADJUSTMENTS

2.1	Closing Payment. In consideration of Sellers’ sale of the Purchased Shares hereunder and the other matters contemplated hereby, upon and subject to the terms and conditions herein, SurModics will pay (i) at the Closing, €18,000,000 on the terms set forth in SECTION 2.2 and subject to adjustment pursuant to SECTION 2.3 (the “Closing Payment”). The Closing Payment will be allocated among the Sellers in accordance with each Seller’s Pro Rata Percentage as set out opposite each Sellers name in Schedule A.

2.2	Closing Payment. SurModics intends to effect the Closing through one of its Subsidiaries. Subject to the terms and conditions herein, SurModics will (or will cause one of its Subsidiaries to) pay the Closing Payment on the Closing Date as follows:

(a)	Payment of Indebtedness. Any Indebtedness of Creagh and its Subsidiaries that is outstanding at Closing will be paid by wire transfer of immediately available funds to such account or accounts as have been designated by Sellers Agent in writing in order to satisfy such Indebtedness in accordance with the deed of discharge, payoff letter or letters of direction (and, where applicable, a duly completed Form C6) delivered at Closing in a form reasonably satisfactory to Buyer. The outstanding Indebtedness of Creagh and its Subsidiaries as of the Closing is identified in Schedule 2.2(a).

(b)	Transaction Expenses. Any Transaction Expenses will be paid by wire transfer of immediately available funds to such account or accounts as have been designated by Sellers Agent in writing in order to satisfy such obligations in accordance with letters of direction delivered at Closing in a form reasonably satisfactory to Buyer.

(c)

Escrow. The aggregate sum of €1,974,000 (the “Escrow Amount”) will be deposited by wire transfer of immediately available funds with Bank of Ireland (the “Escrow Agent”), to be held in an escrow account (the “Escrow Account”)

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managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement by and among the Escrow Agent, Buyer, and Sellers Agent, dated as of the date of this Agreement (the “Escrow Agreement”). Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to the applicable provisions thereof, the Escrow Agent will establish the Escrow Account to hold the Escrow Amount in trust pursuant to the Escrow Agreement free and clear of any Liens or other claims of any creditor of any of the parties. The Escrow Account will include the Indemnity Escrow Amount, which amount, plus any interest accrued thereon, will be payable to Sellers less any amounts paid or payable pursuant to claims asserted under SECTION 2.3(e), ARTICLE 8 and/or the Tax Deed, in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount also includes €724,000, which will be released to the Purchaser in accordance with the terms of the Escrow Agreement and which will be paid to the holders of the Creagh B Ordinary Shares that are subject to put and call option agreements (as amended by the B Acknowledgement & Waiver Letters) and the holders of the non-convertible Creagh D Ordinary Shares that are subject to put and call option agreements (as amended by the D Acknowledgement & Waiver Letters) on the completion of the purchase of all such Creagh B Ordinary Shares and Creagh D Ordinary Shares by the Buyer.

(d)	Cash. An amount equal to the Closing Payment, less the Escrow Amount, less the amount of Indebtedness paid under SECTION 2.2(a), less the Transaction Expenses paid under SECTION 2.2(b), less the Relevant Tax Liability, will be paid by wire transfer of immediately available funds to the account designated by Sellers Agent on Schedule 2.2(d), for the benefit of Sellers in accordance with each Seller’s Pro Rata Percentage as set out opposite each Sellers name in Schedule A and the remaining portion of the Closing Payment will be retained by SurModics to be paid out upon the redemption of the Creagh D Ordinary Shares. The amount payable by Creagh or SurModics to the holders of certain of the Creagh D Ordinary Shares to compensate them for the loss of tax relief arising on the transfer of those shares or Creagh Ordinary Shares derived from such shares is referred to as the “Relevant Tax Liability”.

2.3	Adjustment for Net Working Capital.

(a)	Promptly after the Closing, SurModics will prepare an unaudited consolidated balance sheet of Creagh and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared in accordance with Irish GAAP and in a manner consistent with the Most Recent Balance Sheet.

(b)	SurModics will prepare an adjustment certificate (the “Adjustment Certificate”) setting forth the calculation, in reasonable detail, of Net Working Capital as of the Closing Date minus €167,264 (the “Net Working Capital Adjustment”). “Net Working Capital” means current assets of Creagh and its Subsidiaries as set forth on the Closing Balance Sheet, minus current liabilities of Creagh and its Subsidiaries as set forth on the Closing Balance Sheet.

(c)	SurModics will deliver the Closing Balance Sheet, together with the Adjustment Certificate, to Sellers Agent within 60 days after the Closing Date.

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(d)	The Closing Balance Sheet and the Adjustment Certificate will be considered final and binding unless Sellers Agent objects in writing thereto within 30 days after delivery of the Adjustment Certificate. During such period, Sellers Agent and its appropriate professional advisors shall, upon reasonable prior notice, have reasonable access during normal business hours to the books and records of Creagh and the work papers and back-up materials of SurModics pertaining to the Closing Balance Sheet and the Adjustment Certificate. If Sellers Agent makes a timely objection to the Adjustment Certificate, Sellers Agent and SurModics shall use good faith efforts to settle such dispute and reach a written agreement with respect to such dispute. If Sellers Agent and SurModics are unable to enter into a settlement within 30 days after delivery of Seller Agent’s written objection under this SECTION 2.3(d), then the matters remaining in dispute will be submitted to KPMG LLP Ireland or BDO Ireland (or, if either such firm declines to act, to another nationally recognized firm of Chartered Accountants mutually agreed upon by Sellers Agent and SurModics in writing and, if Sellers Agent and SurModics are unable to so agree within 10 days after the end of such 30-day period, such firm as may be nominated by the Institute of Chartered Accountants in Ireland on the request of SurModics or the Sellers Agent (the “Accounting Firm”); provided that the Accounting Firm shall not at the time of selection be performing, or at any time during the three years preceding such selection have performed, services for SurModics, Sellers Agent, or Creagh. Sellers Agent and SurModics will jointly instruct the Accounting Firm to resolve only the disputed matters as promptly as possible. Sellers Agent and SurModics will cooperate with the Accounting Firm and, subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to such books, records, personnel and responsibilities of each of SurModics, Sellers Agent, and Creagh as it shall reasonably request, and such other information as the Accounting Firm may reasonably request in order to render its determination. The Accounting Firm will not assign a value to any item that is greater than the greater value for such item claimed by Sellers Agent or SurModics or less than the lesser value for such item claimed by Sellers Agent or SurModics. A decision by the Accounting Firm as to the resolution of such dispute shall, in the absence of manifest error be conclusive and binding upon the parties for purposes of this Agreement (the “Adjustment Determination”). The Adjustment Determination shall be (i) in writing, (ii) made in accordance with Irish GAAP and (iii) nonappealable and incontestable by SurModics, Sellers Agent, and Sellers and not subject to collateral attack for any reason. The fees and costs of the Accounting Firm incurred in the resolution of any items in dispute shall be reasonably determined by the Accounting Firm and set forth in the Adjustment Determination, and shall be allocated between and paid by SurModics, on the one hand, and Sellers, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute. The Accounting Firm shall act as expert and not as arbitrator and the provisions of the Arbitration Act 2010 shall be dis applied.

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(e)	If the amount of the Net Working Capital Adjustment is positive, then SurModics will pay the amount of the Net Working Capital Adjustment by wire transfer of immediately available funds to the account designated by Sellers Agent on Schedule 2.2(d) (as revised from time to time by Sellers Agent by giving notice to SurModics in accordance with SECTION 9.7), for the benefit of Sellers. If the amount of the Net Working Capital Adjustment is negative, then Sellers Agent and SurModics will direct the Escrow Agent to, in accordance with the Escrow Agreement, pay to SurModics an amount equal to the absolute value of the Net Working Capital Adjustment. If the absolute value of the Net Working Capital Adjustment is greater than the then-remaining Indemnity Escrow Amount, then Sellers (on a pro rata basis calculated by multiplying each Seller’s Pro Rata Percentage by the amount of such difference) will pay the amount of such difference to SurModics. Payments to SurModics under this SECTION 2.3(e) will be made within five Business Days after the final determination of the amount thereof pursuant to Section 2.3(d) by wire transfer of immediately available funds to the account designated in writing by SurModics.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to SurModics that:

3.1	Organization; Authorization of Transactions. With respect to any Seller who is an individual, such Seller has the power, authority, and capacity to execute and deliver this Agreement and any Transaction Document to which such Seller is a party and to perform his or her obligations hereunder and thereunder. With respect to any Seller that is a legal entity, such Seller

(a)	is duly incorporated or formed and validly existing under the Applicable Laws of its jurisdiction of formation, and

(b)	has the entity power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which such Seller is a party has been duly and validly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms.

3.2	No Notice or Approval. Each Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement and the Transaction Documents (the “Transactions”).

3.3	Non-contravention. Neither the execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which such Seller is subject or any provision of the governing documents, if any, of such Seller, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of its assets are subject or (c) result in the imposition or creation of a Lien upon or with respect to any of the Shares.

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3.4	Claims and Proceedings. There is no pending or, to the Knowledge of such Seller, threatened Legal Action by or before any Governmental Authority against or relating to such Seller to restrain or prevent the carrying out of the Transactions or that would adversely affect or prevent the purchase and sale of the Shares or otherwise have a material adverse effect on the ability of such Seller to perform its obligation under this Agreement.

3.5	Brokers’ Fees. Such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6	Shares. Such Seller is the registered legal owner and the beneficial owner of the number of Purchased Shares set forth opposite its name in Schedule A, (save that the Beneficial Seller is the beneficial owner of the Beneficial Shares and Mr Greaney is the legal owner only of the Beneficial Shares) free and clear of any restrictions on transfer (other than those restrictions on transfer contained in the Constitution where waivers have been obtained ), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any interest of any nature in any share capital of Creagh. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any share capital of Creagh. The Purchased Shares are not in any way affected by any proceedings under the Judicial Separation and Family Law Reform Act 1989, the Family Law Act 1995 or the Family Law (Divorce) Act 1996 and the sale of the Purchased Shares pursuant to this Agreement is not a disposal for the purposes of defeating any claim for relief under the said Acts.

3.7	Warranties and Disclosure Letter.

(a)	Subject to Clause 8.10, each of the Sellers acknowledges and agrees that, except for matters that have been Disclosed, no information of which SurModics, its agents or advisers, has knowledge (actual or constructive) or which could have been discovered whether by investigation made by SurModics or on its behalf), nor any investigation, audit, inquiry or examination made by or on behalf of SurModics at any time, whether before or after the date of this Agreement, shall diminish the effect of any of the representations or warranties made by the Sellers under ARTICLE 3 or ARTICLE 4 or prejudice or prevent any claim for breach of the representations or warranties or pursuant to the Tax Deed or operate to reduce any amount recoverable from the Sellers in respect of a breach of any of the representations or warranties or a claim under the Tax Deed.

(b)	Each of the representations and warranties made by the Sellers under ARTICLE 3 or ARTICLE 4 is separate and independent and, except where expressly stated otherwise, shall not be limited by reference to any of the other representations or warranties in ARTICLE 3 or ARTICLE 4.

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(c)	The accuracy of any information supplied by Creagh and/or the Subsidiaries or any of their respective employees, directors, agents or officers to the Sellers or their professional advisers on or prior to the date hereof in connection with the representations or warranties made by the Sellers under ARTICLE 3 or ARTICLE 4 or any matters Disclosed to SurModics whether in the Disclosure Letter or otherwise in relation to the business and affairs of Creagh shall be deemed not to have been warranted or guaranteed to the Sellers and the Sellers hereby irrevocably and unconditionally waive any and all claims against Creagh, the Subsidiaries and any of their respective employees, directors, agents or officers in respect thereof to mitigate any claim under this Agreement.

(d)	Notwithstanding any other provision of this Agreement:

(i)	the Disclosure Letter shall not limit the liability of the Sellers in respect of any claim for breach of the representations or warranties made by the Sellers under ARTICLE 3; and

(ii)	the liability of the Sellers under the Tax Deed shall not be qualified, reduced, excluded or otherwise limited by virtue of anything Disclosed to the Buyer.

(e)	The warranties and representations contained in SECTION 3.6 are given by each Seller with respect to that Seller and the shares in the capital of the Company being sold by that Seller only and no Seller gives any warranty or representation relating to any other Seller or the shares held by any other Seller.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO CREAGH

Except as Disclosed in the Disclosure Letter, Sellers severally represent and warrant to SurModics as at the date of this Agreement that each of the following is true and accurate:

4.1	Organization, Qualification, and Corporate Power. Creagh is a private company limited by shares registered under Part 2 of the Companies Act, 2014 and is validly existing and in good standing under the Applicable Laws of Ireland. Creagh is duly authorized to conduct business and is in good standing under all Applicable Laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. Creagh has the power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Disclosure Letter has a correct and complete list of the directors and officers of Creagh. Creagh has delivered to SurModics correct and complete copies of the constitution for Creagh (as amended to date), the minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors), the share certificate books and the company register for Creagh. Creagh is not in default under or in violation of any provision of its Constitution.

4.2	Capitalization. The share capital of Creagh is divided into:

(a)	ordinary shares of €0.01 each (the “Creagh Ordinary Shares”), of which 65,712 shares are issued;

(b)	“A” ordinary shares of €0.001 each (the “Creagh A Ordinary Shares”), of which 21,904 shares are issued

(c)	“B” ordinary shares of €1.00 each (the “Creagh B Ordinary Shares”), of which 500,000 are issued;

(d)	“C” ordinary shares of €0.001 each (the “Creagh C Ordinary Shares”), of which 21,904 are issued;

(e)	“D” ordinary shares of €1.00 each (the “Creagh D Ordinary Shares”), of which 612,000 are issued;

(f)	8% cumulative redeemable preference shares of €1.00 each (the “Creagh Preference Shares”), of which 150,000 are issued;

(g)	8% cumulative redeemable A preference shares of €1.00 each (the “Creagh A Preference Shares”), of which 170,000 are issued; and

(h)	“E” ordinary shares of €0.001 each (the “Creagh E Ordinary Shares”), of which 359,996,400 are issued but are in the process of being bought back by Creagh.

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There are no treasury shares within the meaning of Part 3 of the Companies Act, 2014 issued by Creagh. All of the issued Shares have been duly authorized, are validly issued, fully paid, and non-assessable. No interest in the share capital of Creagh was issued in violation of the memorandum and articles of association or the constitution of Creagh or any pre-emptive (or other similar right) of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require Creagh to issue, sell or otherwise cause to become outstanding any of its share capital. There are no outstanding or authorized share appreciation, phantom stock, profit participation, share option rights or similar rights with respect to the share capital of Creagh. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the share capital of Creagh.

4.3	Subsidiaries.

(a)	The Disclosure Letter sets forth the names and jurisdictions of incorporation of each Subsidiary of Creagh and each other Person in which Creagh owns any equity interest, and the states or countries in which each Subsidiary is qualified to do business. Each such Subsidiary is an entity duly organized, validly existing, and in good standing under the Applicable Laws of its state or country of formation, has the entity powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business in all jurisdictions where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. Other than the Subsidiaries and other Persons listed in the Disclosure Letter, Creagh does not own any stock or other equity interest in, have any agreement to purchase any stock or other equity interest in, or control (directly or indirectly) any entity.

(b)	The Disclosure Letter lists the authorized and issued share capital for each of Creagh’s Subsidiaries, and the number of shares of each authorized class of share capital of each Subsidiary that is owned by Creagh. All of the issued share capital of each such Subsidiary has been duly authorized, and is validly issued, fully paid, and non-assessable, and no equity interest in any such Subsidiary was issued in violation of the memorandum and articles of association, constitution, charter or bylaws of such Subsidiary or any pre-emptive (or other similar right) of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require such Subsidiary to issue, sell or otherwise cause to become outstanding any of its share capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation share option rights or similar rights with respect to such Subsidiary.

(c)	To the extent applicable, and except to the extent provided to the contrary in this ARTICLE 4 or in the Disclosure Letter, each of the representations and warranties in this ARTICLE 4 is true and correct with respect to each of Creagh’s Subsidiaries as if such Subsidiary were substituted for Creagh in each such instance.

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4.4	Non-contravention. Assuming the compliance of SurModics with the provisions of this Agreement or the Transaction Documents, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which Creagh is subject or any provision of the memorandum and articles of association or the constitution of Creagh, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which Creagh is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Creagh does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order for the parties to this Agreement to consummate the Transactions.

4.5	Brokers’ Fees. Creagh does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.6	Certain Assets. Creagh has good and marketable title to, or (if such leasehold interest is Disclosed in the Disclosure Letter a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens (except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Fiscal Month End) and such assets: (i) have been maintained in accordance with normal applicable industry practice, (ii) are in good operating condition and repair (except normal wear and tear), (iii) are suitable for the purposes for which they are presently used and presently are proposed to be used, and (iv) are sufficient for the continued operation of the business after Closing in substantially the same manner as conducted prior to the Closing. Creagh has exclusive possession and control of each such asset. The Disclosure Letter is a complete and accurate list of each fixed asset owned or leased by Creagh with a value in excess of €1,500 stating its value and location.

4.7	Products; Inventories.

(a)	The Disclosure Letter contains a complete and accurate list of each of the products made, manufactured, constructed, distributed, sold, offered for sale, or licensed out by Creagh as of the date hereof (the “Current Products”) and the shelf-life of each such Current Product.

(b)	The Disclosure Letter contains a complete and accurate list of each of the products that have been at any time, but are no longer, made, manufactured, constructed, distributed, sold, offered for sale, or licensed by Creagh (the “Discontinued Products” and, together with the Current Products, the “Products”).

(c)	Each of the Products was designed and developed in accordance with the practices and standards of care customary for the nature of such Products and the markets into which such Products are, or were, sold. Each of the Products performs or performed in all material respects in accordance with its published specifications. No Product has been the subject of any recall, whether initiated by Creagh, or otherwise. To the Knowledge of Creagh, no Product is, or has been, the subject of any investigation of any regulatory body, and there have been no warranty claims in excess of €5,000 with respect to any Products.

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(d)	The Disclosure Letter has a complete and accurate list of each of the products under development by Creagh as of the date hereof (the “Development Products”) and each of the processes, applications and programs under development or in progress as of the date hereof. Each of the Development Products is being designed and developed in accordance with the practices and standards of care customary for the nature of such products and the markets into which such products are to be sold.

(e)	All inventories of Creagh are of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of Creagh’s business. Since the Most Recent Fiscal Month End, Creagh has continued to replenish inventories in the Ordinary Course of Business and at a cost not exceeding market prices prevailing at the time of purchase. All inventories are maintained at the location set forth in the Disclosure Letter and no inventory is held on a consignment basis. Creagh does not have any commitments to purchase inventory.

4.8	Financial Statements; Records.

(a)	Attached to the Disclosure Letter are the following financial statements:

(i)	consolidated audited balance sheets and income statements, and the notes thereto, as of and for the years ended December 31, 2014 (the “Most Recent Fiscal Year End”) and December 31, 2013 for Creagh and its Subsidiaries (the “Audited Financial Statements”); and

(ii)	a consolidated unaudited balance sheet and income statement as of and for the nine months ended September 30, 2015 (the “Most Recent Fiscal Month End”) for Creagh and its Subsidiaries (the “Most Recent Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)	The Financial Statements have been prepared in accordance with all relevant statutes and Irish GAAP throughout the periods covered thereby, show a true and fair view and present fairly in all material respects the financial condition of Creagh as of such dates and the results of operations of Creagh for such periods; provided, however, that the Most Recent Financial Statements lack the footnotes and other presentation items required to comply with Irish GAAP and are subject to normal year-end adjustments (which will not be material individually or in the aggregate).The Audited Financial Statements apply bases and policies of accounting which have been consistently applied in the balance sheet and profit and loss accounts for the three financial years prior to the Most Recent Fiscal Year End.

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(c)	To the Knowledge of Creagh, Creagh has established and maintains proper books and records as required by the Companies Act 2014 and Irish GAAP.

(d)	The books of account, minute books, share register, company register and other records of Creagh are accurate and complete and have been maintained in accordance with sound business practices and an adequate system of internal controls. The minute books of Creagh contain accurate and complete records of all meetings held of, and corporate action taken by, Creagh’s shareholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

4.9	Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing (and except as Disclosed in the Disclosure Letter) since the Most Recent Fiscal Year End:

(a)	Creagh has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)	Creagh has not entered into any Contract (or series of related Contracts) either involving more than €50,000 or outside the Ordinary Course of Business;

(c)	no party (including Creagh) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than €50,000 to which Creagh is a party or by which it is bound, other than in connection with the completion or expiration of any such Contract in the Ordinary Course of Business;

(d)	Creagh has not imposed any Liens upon any of its assets, tangible or intangible;

(e)	Creagh has not made any capital expenditure (or series of related capital expenditures) either involving more than €50,000 or outside the Ordinary Course of Business;

(f)	Creagh has not made any capital investment in, or any acquisition of the securities or assets of, any other Person (or series of related capital investments and acquisitions) either involving more than €50,000 or outside the Ordinary Course of Business;

(g)	Creagh has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than €50,000 singly or €100,000 in the aggregate;

(h)	Creagh has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

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(i)	Creagh has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than €50,000 or outside the Ordinary Course of Business;

(j)	Creagh has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property, except pursuant to any of the Contracts as set out in the Disclosure Letter;

(k)	there has been no change made or authorized in the constitution or memorandum and articles of association of Creagh;

(l)	Creagh has not issued, sold or otherwise disposed of any of its share capital or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;

(m)	Creagh has not declared, set aside or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its share capital ;

(n)	Creagh has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(o)	Creagh has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)	Creagh has not entered into any employment contract or modified the terms of any existing such contract or agreement which is not reflected in the employment contracts listed in the Disclosure Letter. Creagh has not entered into any collective bargaining agreement.

(q)	Creagh has not granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

(r)	Creagh has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan) which is not reflected in the employment contracts listed in the Disclosure Letter;

(s)	Creagh has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(t)	Creagh has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u)	Creagh has not discharged a material Liability or Lien outside the Ordinary Course of Business;

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(v)	Creagh has not made any loans or advances of money, other than travel advances made in the Ordinary Course of Business;

(w)	Creagh has not disclosed any material Confidential Information, except pursuant to non-disclosure agreements or in the Ordinary Course of Business;

(x)	To Creagh’s Knowledge, there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Creagh; and

(y)	Creagh has not committed to any of the foregoing.

4.10	Undisclosed Liabilities.

(a)	As of the Most Recent Fiscal Month End, Creagh has no Liability (and, to the Knowledge of Creagh, there is no Basis for any present or future Legal Action against it giving rise to any Liability), except for Liabilities set forth on the face of the Most Recent Financial Statements or Liabilities otherwise disclosed in this Agreement or as Disclosed in the Disclosure Letter.

(b)	As of the Closing, Creagh has no material Liabilities except Liabilities recorded in Creagh’s general ledger system.

(c)	The Audited Financial Statements do not materially understate any liabilities of the Company outstanding at the Most Recent Fiscal Year End (whether actual or contingent) in a manner that is inconsistent with the requirements as to the preparation of the Audited Financial Statements as set out at paragraph 4.8(b) and proper provision (or note) in accordance with Irish GAAP has been made therein for all other liabilities of the Company then outstanding.

(d)	The Audited Financial Statements contained adequate provision to cover, or full particulars in notes of, all Tax for which the Company was on the Most Recent Fiscal Year End liable to be assessed or to pay on or in respect of or by reference to the profits, gains, income or earnings of the Company for any period ending on or before the Most Recent Fiscal Year End and in respect of all distributions, dividends, loans, advances and payments paid, due, payable or made prior to the date hereof.

4.11	Legal Compliance; Food and Drug Matters; Product Sales Matters; and Other Health Care Matters.

(a)	At all times since its incorporation, Creagh has been operated in compliance in all material respects with all Applicable Laws. No notice has been received by Creagh from any Governmental Authority alleging that Creagh is not, or was not, in compliance in any material respect with any Applicable Law, the reason for which has not been corrected. Creagh possesses, and is in compliance in all material respects with, each material permit, license, franchise, or other governmental authorization or approval necessary for Creagh to own, operate and use its assets and conduct its business (the “Permits”). Creagh has delivered to SurModics a true, correct and complete copy of each Permit, and details of each Permit are set out in the Disclosure Letter.

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(b)	Creagh is in compliance in all material respects with all Health Care Laws and Food and Drug Laws that are applicable to its business and operations, and during the past three years Creagh has not received from any Governmental Authority any written, or, to Creagh’s Knowledge, any oral, notice, charge, allegation or assertion that Creagh has failed to comply with any such Health Care Laws or Food and Drug Laws. There is no Legal Restriction outstanding or any Legal Action pending or, to Creagh’s Knowledge, threatened in law or in equity by or before any Governmental Authority involving Creagh arising out of an allegation of noncompliance with any Health Care Laws or Food and Drug Laws.

(c)	The Disclosure Letter sets out all of the Registrations currently held by Creagh and its Subsidiaries. Creagh possesses all Registrations required to conduct its business as currently conducted. Each such Registration is valid and subsisting in full force and effect and, to Creagh’s Knowledge, no consent or authorization by, or notice to a Governmental Authority is required in order for any such Registration to remain valid and in full force and effect following the execution, delivery and performance by Creagh of this Agreement or the Transaction Documents or the consummation by Sellers of the Transactions. To Creagh’s Knowledge, no Governmental Authority is considering limiting in any respect, suspending, or revoking any such Registrations or changing in any respect the marketing authorization or labeling of any of Creagh’s products. There is no material misstatement or omission in any such Registration or in any product application or other submission made by Creagh to any Governmental Authority. Creagh has fulfilled and performed, in all material respects, its obligations under each such Registration, and to Creagh’s Knowledge, no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would reasonably be expected to cause revocation or termination of, any such Registration. To Creagh’s Knowledge, any third party that is a manufacturer, contractor or supplier for Creagh is in compliance in all material respects with all Registrations from all Governmental Authorities insofar as they pertain to the manufacture of product components or raw materials for Creagh.

(d)	Creagh (i) has not received, since January 1, 2012, any warning letter, notice of violation, untitled letter, notice of import detention or refusal, or similar communication from any Governmental Authority, or (ii) is currently subject to any obligation arising under any of the foregoing. With respect to any disclosures against this paragraph (d) set out in the Disclosure Letter, Creagh has made all notifications, submissions, and reports required by any such obligation, and no such notifications, submissions and reports were untrue, incomplete, or incorrect in any material respect as of the date of submission to the applicable Governmental Authority.

(e)	Creagh has not entered into, nor is it bound by, any consent decree or order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with any applicable Food and Drug Laws or Health Care Laws, and Creagh is not a party to any Legal Restriction pursuant to any applicable Food and Drug Laws or Health Care Laws.

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(f)	Creagh has not, since January 1, 2012, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, stock recovery, replacement, safety alert, warning, “dear doctor” letter, investigator notice, field correction or removal of any product manufactured, marketed or sold by Creagh. To Creagh’s Knowledge, there are no existing facts which are reasonably likely to result in any of the foregoing, or in any seizure, detention or suspension of any such product.

(g)	All labeling, marketing literature, advertising and web content used to promote marketed products of Creagh, including indications and intended uses, are consistent with applicable Registrations and are in compliance in all material respects with applicable Food and Drug Laws.

(h)	Any clinical studies conducted by or on behalf of Creagh to support the Registration of any of its products have been approved by the necessary Governmental Authorities and applicable institutional review boards or ethics committees, to the extent such approval was required, and have been conducted in compliance in all material respects with such approvals and Applicable Laws including those governing study conduct, patient rights, and the use, disclosure and processing of personal data; and all data submitted in support of the product Registrations to any Governmental Authorities accurately describes the results of the clinical studies in all material respects.

(i)	Creagh is not in possession of any personally identifiable health information that Creagh is obligated by Applicable Law or Contract to maintain in confidence other than with respect to current and former employees and their dependents.

(j)	Neither Creagh nor, to Creagh’s Knowledge, any director, officer, employee, contractor, vendor or agent of Creagh: (i) has been convicted of or is currently charged with any violation of any Health Care Laws or Food and Drug Laws; (ii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any federal or state health care program; (iii) has been disqualified or debarred by any Governmental Authority for any purpose for conduct relating to the Food and Drug Laws; or (iv) has committed any violation of Applicable Laws that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment, disqualification or other ineligibility.

(k)	To Creagh’s Knowledge, Creagh has not used the services of any Person who is disqualified or debarred by any Governmental Authority for any purpose for conduct relating to the Food and Drug Laws.

(l)

The Disclosure Letter sets forth a list of all inspections or audits conducted since January 1, 2010, of Creagh’s facilities by any Governmental Authority, and Creagh has made available to SurModics complete copies of all material reports,

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correspondence and memoranda received since January 1, 2010, from Governmental Authorities in Creagh’s possession relating to Creagh’s compliance with applicable Food and Drug Laws, including all (i) establishment inspection reports, notice of inspectional observations, or equivalent reports by inspectors or officials from any other Governmental Authority, (ii) warning letters, correspondence, notices or other communications from any other Governmental Authority indicating or alleging a failure to comply with applicable Food and Drug Laws, and (iii) other documents that assert or allege past or ongoing lack of compliance with any applicable Food and Drug Laws.

(m)	Neither Creagh nor, to Creagh’s Knowledge, any directors, officers, employees, contractors, or agents of Creagh have directly or indirectly, made, or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, with the specific purpose of (i) obtaining favorable treatment in securing business for or in respect of Creagh in violation of Health Care Laws, (ii) paying for favorable treatment for business secured for or in respect of Creagh in violation of Health Care Laws, or (iii) inducing or rewarding a referral of a product of Creagh in violation of Health Care Laws.

(n)	The Disclosure Letter sets forth a list of Trade Sanction Customers to whom Creagh or any of its Subsidiaries has sold any Product or service or from whom Creagh has received any purchase order since January 1, 2010. For each Trade Sanction Customer, the Disclosure Letter identifies the country in which it is located and the Product or service sold or ordered.

4.12	Tax Matters

Each of the warranties set out in Schedule C hereto is true and accurate.

4.13	Real Property.

(a)	The Disclosure Letter sets forth a complete list of all real property and interests in real property owned by Creagh (the “Owned Real Property”).

(b)	The Disclosure Letter sets forth a complete list of all real property and interests in real property leased or occupied by Creagh, or which Creagh has the right to occupy, now or in the future (each such lease or agreement to occupy real property being hereinafter referred to as a “Lease,” and the real properties specified in such Leases being referred to hereinafter as the “Leased Real Property”). Creagh has delivered to SurModics a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease:

(i)	such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforcement Limitations;

(ii)	the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

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(iii)	Creagh’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease;

(iv)	none of Creagh or any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)	no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)	Creagh does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)	Creagh has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(viii)	Creagh has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(ix)	there are no Liens on the estate or interest created by such Lease.

(c)	The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all of the real property used or intended to be used in, or otherwise related to, Creagh’s business; and Creagh is not a party to any agreement or option to purchase any real property or interest therein. Except for the Real Property, Creagh has never leased or occupied any real property or improvements.

(d)

To the Knowledge of Creagh without having made enquiry of the landlord , all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair (except for ordinary wear and tear and routine maintenance, repairs and replacements) and are sufficient for the operation of Creagh’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the

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Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of Creagh’s business as currently conducted thereon. To Creagh’s Knowledge no part of the Real Property including the Improvements has been constructed, maintained, altered or repaired using defective or deleterious building material.

(e)	There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Creagh, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Creagh, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Creagh’s business as currently conducted thereon.

(f)	The Real Property is in material compliance with all applicable planning, Environmental Laws, building, zoning, subdivision, health and safety and other land use Applicable Laws and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Creagh’s business thereon do not violate any Real Property Laws. Creagh has not received any notice of violation of any Real Property Law and, to the Knowledge of Creagh, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(g)	To Creagh’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Creagh’s business as currently conducted thereon.

(h)	All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate Creagh’s business as currently conducted thereon, have been issued and are in full force and effect. The Disclosure Letter lists all Real Property Permits held by Creagh with respect to each parcel of Real Property. Creagh has delivered to SurModics a true and complete copy of all Real Property Permits. Creagh has not received any notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Creagh’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action.

(i)

To Creagh’s Knowledge, the classification of each parcel of Real Property under applicable planning and zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Creagh’s business as currently

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conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. To Creagh’s Knowledge, Creagh’s use or occupancy of the Real Property or any portion thereof or the operation of Creagh’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(j)	To Creagh’s Knowledge, the current use and occupancy of the Real Property and the operation of Creagh’s business as currently conducted thereon do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Real Property (the “Encumbrance Documents”). Creagh has not received any notice of violation of any Encumbrance Documents, and, to Creagh’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(k)	To Creagh’s Knowledge, none of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would interfere with the use or occupancy of such Real Property or the continued operation of Creagh’s business as currently conducted thereon.

(l)	Creagh does not have any actual or contingent liabilities in respect of the Real Property previously occupied by it or in which it owned or held any interest, including, without limitation, leasehold premises assigned or otherwise disposed of.

(m)	There are no rent reviews currently in progress under any lease which affects the Real Property.

(n)	There is no obligation to reinstate the Real Property by removing or dismantling any alteration or Improvements made to it by the Creagh or any predecessor in title of Creagh.

(o)	There are no circumstances which would entitle or require any person to exercise any power of entry upon or of taking possession of the Real Property or which would restrict or terminate the continued possession or occupation of the Real Property.

(p)	The Real Property is not, nor has it ever been, affected by the provisions of (i) Family Home Protection Act 1976, (ii) the Family Law Act 1995, (iii) the Judicial Separation and Family Law Reform Act 1989, (iv) the Family Law and Divorce Act 1996, and (v) the Civil Partnership and Certain Rights and Obligations of Cohabitants Act 2010 (and any regulations, rules or orders made thereunder).

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(q)	The Real Property is insured in its full reinstatement value against fire and other risks usually associated with the ownership, occupation or use of properties similar to the Real Property, including loss of profit, loss of rent and against third party and public liabilities to an adequate extent and all premiums payable in respect of insurance policies with respect to the Property which have become due have been duly paid and, so far as the Creagh are aware, no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

(r)	Creagh has copies of all the title deeds and documents necessary to prove title to the Real Property and all such deeds and documents have been duly stamped and registered.

(s)	Creagh does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal right, estate or interest in, or affecting, any land or buildings other than the Real Property.

(t)	The Real Property is not, nor is any part thereof, affected by any of the following matters or, so far as the Creagh is aware, likely to become so affected any notice, order, demand, requirement or proposal made or issued by or on behalf of any government or statutory authority, department or body for compulsory acquisition, clearance, demolition or closing, the carrying out of any work upon any building, the modification of any planning laws/permissions or the discontinuance of any use.

(u)	The Real Property is in compliance with, and has at all material times been made in all respects with any consent issued under or by virtue of the planning laws, with all orders and regulations issued under applicable planning, zoning laws, ordinances and regulations for the time being in force with respect to the Real Property and, in particular, but without prejudice to the generality of the foregoing, all financial contributions and bonds required to be paid as a condition of any such consent have been paid in full.

(v)	Creagh has complied with all obligations imposed on it by any Health and Safety Matters, and without prejudice to the generality of the foregoing, has:

(i)	ensured, in so far as is reasonably practicable, the safety, health and welfare at work of all its employees;

(ii)	managed and conducted its undertaking in such a way as to ensure, so far as is reasonably practicable, that in the course of the work being carried on, individuals at the place of work (not being its employees) are not exposed to risks to their safety, health or welfare;

(iii)	ensured, so far as is reasonably practicable, that the place of work, all means of access thereto, or egress therefrom, any article or substance in the place of work or, as the case may be, provided for use therein, are safe and without risk to health;

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(iv)	prepared or caused to be prepared in respect of each place of work a written statement (“safety statement”) specifying the manner in which the safety health and welfare of its employees shall be secured and managed and has brought such safety statement to the attention of its employees and other persons at the relevant place of work who may be exposed to any specific risk to which the safety statement applies;

4.14	Intellectual Property.

(a)	Creagh owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the business of Creagh as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Creagh immediately prior to the Closing will be owned or available for use by Creagh on identical terms and conditions immediately subsequent to the Closing. Creagh has maintained and protected each item of Intellectual Property that it owns or uses. Creagh’s use of the Intellectual Property in its business as presently conducted, has not and to its Knowledge will not violate, interfere with or infringe upon the rights of any other individual or entity, nor does such use by Creagh constitute a breach of any agreement, obligation, promise or commitment by which Creagh may be bound or constitute a violation of any Applicable Laws.

(b)	Creagh has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties; (ii) there are no facts in the possession of Creagh that indicate a likelihood of any of the foregoing; and (iii) no notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received. To Creagh’s Knowledge, there is no unauthorized use, disclosure, infringement, dilution, misappropriation, or other violation by any third party (including any employee or former employee of Creagh) of any Intellectual Property of Creagh or of any right of any third party in Intellectual Property licensed by or through Creagh. No claims or allegations have been made by or against Creagh of any unauthorized use, disclosure, infringement (either directly or throught any other person), dilution, misappropriation, or violation by others of any rights with respect to any Intellectual Property. There are no such claims that Creagh may have the right (or a reasonable basis) to make or assert.

(c)

The Disclosure Letter identifies all registrations of and applications for registration of Intellectual Property and of all material unregistered Intellectual Property and all rights or forms of protection having equivalent or similar effect anywhere in the world, including each patent or registration that has been issued or assigned and transferred to Creagh with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Creagh has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement or other permission that Creagh has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Creagh has delivered to SurModics correct and complete copies of all such registered Intellectual Property including patents, registrations,

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applications, trademarks licenses, sublicenses, agreements and permissions (as amended to date) and has made available to SurModics correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Letter also identifies each material unregistered intellectual property including trademark, service mark, trade name, logos, get-up, corporate name or Internet domain name, rights in designs, copyright (including rights in computer software) (other than commercially available off-the-shelf software purchased or licensed for less than €25,000 per item),rights in databases, utility models and all similar property rights, whether registerable or not and each material unregistered copyright and a description of each key Trade Secret used by Creagh in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in the Disclosure Letter (and except as otherwise set forth therein):

(i)	Full and accurate details of all registrations of and applications for registration of Intellectual Property and of all material unregistered Intellectual Property are set out in the Disclosure Letter;

(ii)	Creagh is the sole beneficial and registered owner and possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure, without an obligation to pay any royalties, license fees or other amounts to any other person or entity;

(iii)	The Intellectual Property is valid and subsisting and Creagh does not have Knowledge of, any claim or any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of the Intellectual Property (due to non-payment of renewal or other fees or for any other reason).

(iv)	Creagh has complied with all of its obligations under any license of the Intellectual Property and no such license is or will become liable to termination because of any breach by or on behalf of Creagh or as a result of Closing.

(v)	Creagh is not required nor is likely to become liable to pay a royalty or any other sum to any third party in respect of any of the Intellectual Property except as Disclosed.

(vi)	Creagh is not infringing nor has it ever infringed, either directly or through any other person, the Intellectual Property Rights of any third party, and no third party has alleged any such infringement.

(vii)	No person other that Creagh has been authorised to make any use whatsoever of any Intellectual Property of Creagh.

(viii)	Creagh does not have any interest in any Intellectual Property Rights other than the Intellectual Property and, so far as Creagh is aware, it does not require any other Intellectual Property Rights in connection with its business as now carried on.

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(ix)	So far as Creagh is aware, there has been no infringement of Intellectual Property by any third party.

(x)	All applications and renewal fees, costs and charges relating to the Intellectual Property have been duly paid on time.

(xi)	All confidential Information and know how used by Creagh is kept strictly confidential and Creagh operates and complies with, and has at all times operated and complied with procedures which maintain such confidentiality. Creagh is not aware of any such confidentiality having been breached.

(xii)	All advertising and marketing materials and methods used by Creagh comply with all legal requirements and other relevant standards and codes of practice and are not defamatory and so far as Creagh is aware there are no grounds on which such material could be challenged for any reason whatsoever including, without limitation, defamation, trade libel or any other analogous law.

(xiii)	the item is not subject to any Legal Restriction;

(xiv)	no Legal Action, interference, opposition, cancellation, or reexamination is pending or threatened that challenges the legality, validity, enforceability, use or ownership of the item, and there is no Basis for the same;

(xv)	Creagh has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(xvi)	all statements and representations made by Creagh in any applications, filings or registrations relating to the item were true in all material respects as of the time they were made and, remain true as of the date of this Agreement; and

(xvii)	no loss or expiration of the item is pending or, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Creagh, including a failure by Creagh to pay any required maintenance fees).

(d)	The Disclosure Letter identifies each item of Intellectual Property that any third party owns and that Creagh uses pursuant to license, sublicense, agreement or permission (other than commercial off-the-shelf software purchased or licensed for less than €25,000 per item). Creagh has delivered to SurModics correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the Disclosure Letter, and assuming the validity of ownership of Intellectual Property by all Persons from whom Creagh licenses such Intellectual Property:

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(i)	the license, sublicense, agreement or permission covering the item is legal, valid, subsisting, binding, enforceable, and in full force and effect and there are no grounds on which they might be terminated. No disputes have arisen or are foreseeable in connection with them;

(ii)	the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the Transactions, subject to the Enforcement Limitations and none of the licenses is due to expire or is capable of being terminated at will by the licensor within 24 months from the Closing Date;

(iii)	no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv)	no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v)	with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

(vi)	the underlying item of Intellectual Property is not subject to any outstanding Legal Restriction;

(vii)	no Legal Action is pending or threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and to Creagh’s Knowledge there is no Basis for the same; and

(viii)	Creagh has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(e)	Creagh has taken Commercially Reasonable Efforts to maintain and protect all of the Intellectual Property of Creagh so as not to adversely affect the validity or enforceability thereof.

(f)	Creagh has complied in all material respects with and is presently in material compliance with all Applicable Laws and guidelines and rules applicable to any Intellectual Property.

(g)	All products made, used or sold under each registered patent of Creagh have been marked with the proper patent notice; all products, services and materials containing any trademark, service mark, trade name or service name owned by Creagh bear the proper registration notice where permitted by Applicable Law; and all works encompassed by any copyright of Creagh have been marked with the proper copyright notice.

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(h)	All Trade Secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supply lists, pricing and cost information and business and marketing plans and proposals) are kept strictly confidential by Creagh and Creagh operates and complies with, and has at all times operated and complied with procedures which maintain such confidentiality.Creagh is not aware of any such confidentiality having been breached. Such Trade Secrets and confidential business information have not been used, divulged or appropriated either for the benefit of any Person (other than Creagh) or to the detriment of Creagh.

(i)	Each employee, agent, consultant and contractor who has contributed to or participated in the conception, creation or development of Intellectual Property on behalf of Creagh has executed a written assignment in favor of Creagh as assignee, that has caused the conveyance to Creagh of all right, title and interest in and to all tangible and intangible property, throughout the world, arising from such individual’s or entity’s work.

(j)	No current or former employee of Creagh is entitled to receive royalties or otherwise to participate or share in any revenues of Creagh derived from the use of any Intellectual Property as a result of their participation in the invention or creation of such Intellectual Property.

(k)	Creagh has taken Commercially Reasonable Steps to protect all software and data residing on its computer networks against viruses and other disruptive technological means. To Creagh’s Knowledge, none of the Intellectual Property contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

(l)	The computer software source and object code underlying or utilized in connection with the Intellectual Property does not incorporate, depend upon, or require for its functionality any source or object code or other Intellectual Property that is not wholly owned by Creagh. None of the Intellectual Property was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. Creagh is not a member of, and is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members. None of the Intellectual Property includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license.

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4.15	Contracts.

(a)	The Disclosure Letter lists the following Contracts to which Creagh is a party:

(i)	any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of €25,000 per annum;

(ii)	any Contract (or group of related Contracts) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of €25,000;

(iii)	any Contract concerning a partnership or joint venture;

(iv)	any Contract (or group of related Contracts) under which Creagh has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of €25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)	any Contract concerning confidentiality or non-competition other than non-disclosure agreements entered into in the Ordinary Course of Business;

(vi)	any Contract under which Creagh is currently or potentially obligated to share revenues or income with any other Person;

(vii)	any Contract with a Seller or any of its Affiliates;

(viii)	any profit sharing, stock option, share option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or Contract for the benefit of its current or former directors, officers, or employees;

(ix)	any collective bargaining Contract;

(x)	any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis;

(xi)	any Contract under which Creagh has advanced or loaned any amount to any of its directors, officers, or employees (other than travel advances);

(xii)	any Contract under which the consequences of a default or termination would have a Material Adverse Effect;

(xiii)	any Contract under which Creagh has granted any Person any registration rights (including demand and piggyback registration rights);

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(xiv)	any Contract (other than Contracts with Customers in the Ordinary Course of Business) under which Creagh has agreed to indemnify any other Person for any loss, expense or Liability;

(xv)	except as set forth in SECTION 4.15(a)(xi), any Contract under which Creagh has advanced or loaned any other Person amounts in the aggregate exceeding €25,000; or

(xvi)	any other Contract (or group of related Contracts), understanding or course of dealing that will require Creagh to make any payment in excess of €25,000 after the Closing (other than in the Ordinary Course of Business).

(b)	Creagh has delivered to SurModics a correct and complete copy of each written Contract (as amended to date) listed in the Disclosure Letter and a written summary setting forth the terms and conditions of each oral Contract referred to in the Disclosure Letter. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect on identical terms following the consummation of the Transactions; (iii) neither Creagh nor, to Creagh’s Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) neither Creagh nor, to Creagh’s Knowledge, any other party has repudiated any provision of the Contract.

4.16	Accounts Receivable. The accounts receivable of Creagh (a) have been generated in the Ordinary Course of Business, (b) reflect valid obligations due to Creagh for the payment of goods or services provided by its business, and, (c) subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements, as adjusted for the passage of time through the Closing Date, are collectible in the Ordinary Course of Business. No counterclaims, offsetting claims, or defenses to collection of such receivables have been incurred that are material to the amount of such receivables are pending or, to Creagh’s Knowledge, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against.

4.17	Powers of Attorney. Except as Disclosed, there are no outstanding powers of attorney executed on behalf of Creagh.

4.18	Insurance.

Creagh maintains and has at all times maintained adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by persons carrying on similar businesses.

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(a)	The Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Creagh currently is a party, a named insured or otherwise the beneficiary of coverage:

(i)	the name, address and telephone number of the agent;

(ii)	the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii)	the policy number and the period of coverage;

(iv)	the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)	a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)	With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) neither Creagh nor, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy; and (iii) to Creagh’s Knowledge, no party to the policy has repudiated any provision thereof. The Disclosure Letter also describes any self-insurance arrangements affecting Creagh.

(c)	None of the Policies:

(i)	is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate: or

(ii)	is void or voidable and nothing has been done or omitted to be done which could make any of them void or voidable; or

(iii)	is capable of being terminated or will otherwise cease to be available to Creagh as a result of Closing.

(d)	Complete and accurate details of all insurance claims made by Creagh during the period of 12 months immediately preceding the date of this Agreement have been Disclosed in the Disclosure Letter.

(e)	There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to a claim under any of the Policies.

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4.19	Litigation.

(a)	Neither Creagh nor any person for whose acts or defaults it may be vicariously liable, is or has been engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this Section 4.19 as “Proceedings”:

(i)	any litigation or administrative, mediation, arbitration, disciplinary or other proceedings, or any claims, actions or hearings before any court, tribunal, committee of inquiry, or any governmental, regulatory or similar body, or any department, board or agency; or

(ii)	any dispute with or any investigation, complaint, inquiry or enforcement proceedings by any governmental, regulatory or similar body or agency.

(b)	No Proceedings are threatened or pending either by or against Creagh and Creagh has not received notice of any such Proceedings by or against it or a person for whose acts or defaults it may be vicariously liable.

(c)	Creagh are not aware of any facts or circumstances which might give rise to any Proceedings involving Creagh or any person for whose acts or defaults it may be vicariously liable.

(d)	There has been no violation by Creagh of any law, order or regulation of Ireland or any local or other laws governing its activities in consequence whereof an unfavourable judgement, decision, ruling or finding would materially and adversely affect the assets or liabilities or the financial condition or income of Creagh.

(e)	There is no dispute with the Tax Authorities or other body or agency in Ireland or elsewhere in relation to the affairs of Creagh and, so far as Creagh are aware, there are no circumstances which may give rise to any such dispute.

(f)	There is no outstanding judgment, decree, order, award or decision of a court, tribunal, arbitrator, regulatory body or other authority against Creagh or against any person for whose acts or defaults Creagh may be vicariously liable.

(g)	Creagh has not been a party to any undertaking or assurance given to any court, administrative body or regulatory authority which is still in force.

Insolvency

(h)	Creagh is not insolvent or unable to pay its debts nor has it made or proposed any arrangement or composition with its creditors or any class of its creditors.

(i)	No order has been made or petition presented or resolution passed for the winding up of Creagh and no distress, execution or other process has been levied on any asset of Creagh. No order has been made against the Company under section 140 of the Companies Act 1990 or section 599 of the Companies Act 2014 and the Sellers are not aware of any fact or circumstance which could give rise to such an order being made.

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(j)	No receiver or manager has been appointed over the whole or any part of the assets or undertaking of Creagh.

(k)	No examiner or interim examiner is or has been appointed to Creagh and there is no petition pending or threatened in respect of such an appointment.

(l)	No floating charge created by Creagh has crystallised and, so far as the Sellers are aware, there are no circumstances likely to cause such a floating charge to crystallise.

(m)	Creagh has not been a party to any transaction which could be avoided in a winding up.

(n)	No circumstances have arisen which could result in any action being taken, any person being appointed, proceedings being commenced or any order being obtained of the kind mentioned in any part of this paragraph.

4.20	Product Warranty. Each Product has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Creagh has no Liability (and to Creagh’s Knowledge, there is no Basis for any present or future Legal Action against Creagh giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Creagh. The Disclosure Letter includes copies of the standard terms and conditions of sale, lease or license for Creagh (containing applicable guaranty, warranty, and indemnity provisions). No Product is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in the Disclosure Letter.

4.21	Product Safety; Product Liability.

(a)	Each Product currently being used has been designed, constructed, manufactured, packaged, installed, and labeled in compliance with all material regulatory, engineering, industrial, and other codes applicable thereto, and Creagh has not received any notice of any alleged noncompliance with any such code.

(b)	Creagh has not been required to file, and has not filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any Product.

(c)	Creagh has no Liability (and, to Creagh’s Knowledge, there is no Basis for any present or future Legal Action against Creagh giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product.

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4.22	Employees.

(a)	The Disclosure Letter lists all employees of Creagh as of the date hereof and for each such employee sets forth the (i) position, (ii) annual base compensation or hourly rate of pay, (iii) bonus opportunity, (iv) eligibility for premium or overtime pay, (v) status as full-time, part-time, or fixed term, (vi) active or inactive status (if on leave, with the type of leave indicated and the expected return date), (vii) earned and accrued annual leave or other paid time off as of the date hereof, (viii) date of employment, (ix) years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Employee Benefit Plan or Pension Scheme, as the case may be, (x) date of birth, (xi) the entity that engages them, (xii) workplace location, (xiii) length of notice necessary to terminate their contract, or if fixed term contract the expiry of such fixed term and details of any previous renewals, (xiv) hours of work and details of any flexible working arrangements, and (xv) terms and conditions of any incapacity or sick pay.

(b)	Since the Most Recent Fiscal Year End, no change in the rate of remuneration, or other terms and conditions of employment of the Employees referred to in the previous paragraph has been made, agreed, promised, offered or proposed which is not reflected in the employment contracts listed in the Disclosure Letter.

(c)	No offer of employment or engagement has been made by Creagh that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(d)	All Employees have entered into written contracts of employment and the Disclosure Letter includes copies of all such contracts.

(e)	Attached to the Disclosure Letter are copies of:

(i)	any handbooks, policies and other documents which apply to any of the Employees; and

(ii)	all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements affecting any Employee.

(f)	There is no collective bargaining or other collective Contract or relationship with any labor organization;

(g)	No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(h)	No union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

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(i)	No labor strike, work stoppage, slowdown, unfair labor, disciplinary grievance, or other material labor dispute has occurred, and none is underway or, threatened;

(j)	There are no employment, sale bonus, change-in-control, or severance Contracts with any employees of Creagh and there are no individual employment Contracts that restrict Creagh’s ability to terminate employment except as otherwise limited by Applicable Laws. The Disclosure Letter sets forth a description of any personnel policies, rules or procedures applicable to employees of Creagh.

(k)	With respect to the Transactions, any notice required under any Applicable Law or collective bargaining agreement has been given, and all bargaining and consultation obligations with any employee representative or applicable Ministry have been satisfied. Creagh has not implemented any redundancy proceedings which have resulted in any Liabilities for Creagh under any Applicable Law in effect at or prior to the Closing.

(l)	Any individual performing services for Creagh who has been classified as an independent contractor, as an employee of another entity whose services are leased to Creagh, or as any other non-employee category has been correctly so classified and is not a common law employee of Creagh under any Applicable Law. Creagh has not received any claim or threatened claim that an employer-employee relationship exists between Creagh and any such individual.

(m)	Creagh has in its records and files validly and properly completed documents and work permits confirming each employee of Creagh’s work authorization under Applicable Law in the relevant country.

(n)	Creagh does not operate, nor has it promised or is it proposing to introduce, any incentive scheme or arrangement (including, without limitation, any share option, commission, profit sharing or bonus scheme) for its employees.

(o)	There are no sums owing to or from any Employee or former employee other than salary for the current salary period.

(p)	There are no loans or notional loans to any Employee or former director or employee or any of their nominees or associates made or arranged by Creagh.

(q)	Employees on leave

There are no Employees who are currently on any form of leave (including, without limitation, maternity leave, parental leave, adoptive leave, carer’s leave, force majeure leave) or who are absent on grounds of disability or other long-term leave of absence who have a contractual or statutory right to return to work for Creagh other than those identified in the Disclosure Letter.

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(r)	Termination of Employment

All contracts with Employees may be terminated at any time on not more than 3 months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment).

No Employee earning in excess of €30,000 per annum has given notice terminating his or her employment or has advised Creagh of any intention to give such notice. Creagh has not given notice of termination of employment to any Employee.

Creagh has not incurred any actual or contingent liability in connection with the termination of the employment of any of its Employees (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee.

(s)	Transfer of Employment

In the period of five years preceding the date of this Agreement, Creagh (nor any predecessor or owner of any part of its businesses) has not been a party to a relevant transfer for the purposes of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 affecting any of the Employees or any other persons engaged in the Business and no event has occurred which may involve such persons in the future being a party to such a transfer. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.

(t)	Compliance

In respect of each Employee, Creagh has:

(i)	performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EU Treaty or the Treaty on the Functioning of the European Union or laws of the European Union or otherwise.

(ii)	complied with all orders, judgments, decisions, determinations, rulings, recommendations and awards made; and

(iii)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

(iv)	Creagh has not incurred any liability for a failure to comply with any legal requirement to provide information or to consult with Employees.

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(u)	Redundancy and severance arrangements

The Disclosure Letter contains full details of all redundancies and of any redundancy programmes and severance arrangements over the last five years, including details of the number and category of employees affected, the selection criteria applied, the amount of severance pay agreed and any relevant policies, terms and conditions and established customs and practices. Creagh has complied with all agreements, customs and practices and legislation in relation to any redundancies or severance arrangements made in the last five years.

(v)	Disputes and claims

Creagh is not nor has it in the past two years been involved in any disputes, claims or proceedings involving any of the Employees, former employees, contractors or any trade union, group or organisation of employees or their representatives representing Employees and, so far as the Sellers are aware, there is nothing likely to give rise to any such disputes, claims or proceedings.

No Employee is currently subject to a disciplinary or grievance procedure nor is any investigation being carried out in respect of any Employee and, so far as the Sellers are aware, there are no facts or circumstances likely to lead to any such procedure or investigation.

(w)	Records

Creagh has maintained adequate, appropriate and up-to-date records in respect of its employees in compliance with the legislation.

4.23	Employee Benefits & Pensions.

(a)	The Disclosure Letter lists each Employee Benefit Plan that Creagh maintains, to which Creagh contributes or has any obligation to contribute, or with respect to which Creagh has any Liability. With respect to each Employee Benefit Plan, Creagh has delivered to SurModics true and complete copies of (1) all plan documents, (2) the most recent approval letter from the applicable Governmental Authority with respect to any plan that is intended to be approved under Applicable Law, (3) any annual report filed with a Governmental Authority for the three most recent years for which such filing is required under Applicable Law (including all attachments thereto), (4) all related trust agreements, insurance contracts or other funding arrangements which implement any Employee Benefit Plans, and (5) all summaries and summary updates thereto communicated to employees.

(i)	Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with all Applicable Laws.

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(ii)	All required reports and descriptions (including annual reports and employee notices) have been timely filed or distributed in accordance with all Applicable Laws with respect to each such Employee Benefit Plan.

(iii)	All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by Applicable Law to each applicable Employee Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of Creagh. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each applicable Employee Benefit Plan. No Employee Benefit Plan has a deficit or is underfunded.

(iv)	Each Employee Benefit Plan that is intended to meet the requirements of an approved plan or scheme under Applicable Law for preferential Tax treatment has received an approval letter from the applicable Governmental Authority and nothing has occurred since the date of such approval for preferential Tax treatment that could adversely affect the approved status of any such Employee Benefit Plan.

(v)	No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Benefit Plan. No Legal Action or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, threatened. Creagh has no Knowledge of any Basis for any such Legal Action or Proceedings. No filings have been made or are currently pending with respect to any Employee Benefit Plan under any voluntary compliance program of any Governmental Authority.

(b)	Neither Creagh nor any Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan that is a defined benefit pension plan or occupational pension plan. No asset of Creagh is subject to any Lien under Applicable Law with respect to any Employee Benefit Plan.

(c)	Neither Creagh nor any Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan sponsored or affiliated with any collective bargaining unit.

(d)	Creagh does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Creagh or of any other Person, except as required under Applicable Law and at the expense of such Person.

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(e)	No Employee Benefit Plan is subject to laws of the United States, including Section 457A of the Internal Revenue Code of 1986.

(f)	The consummation of the Transactions, either alone or in combination with other events, will not result in any new or increased obligations to employees of Creagh, including severance pay due to a change of control, increased or accelerated vesting or benefit accruals, acceleration of payment, or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

(g)	Full details relating to the PRSA and any disability benefit scheme are set out in the Disclosure Letter (such schemes being hereinafter called the “Pension Schemes”). Those Employees who are members of the Pension Schemes are set out in the Disclosure Letter. No other employee is entitled to or has been promised membership of the Pension Schemes.

(h)	There are no gratuitous payments, pensions, or benefits payable, promised, undertaken or being paid by Creagh to any directors, consultants, employees or former directors consultants or employees of Creagh.

(i)	Other than facilitating employees access to the PRSA and Creagh making the contributions to the PRSA on the relevant employees behalf as set out in the Disclosure Letter, Creagh does not operate (and has not operated) any Company pension scheme. There is no other pension scheme or arrangement of which the employees of Creagh are or may become members. Creagh has not, nor has the Seller, given any assurance, promise or guarantee (whether written or oral) to any current or former employee, officer or director of Creagh which would or could entitle such person to participate in any pension scheme or oblige Creagh to contribute an amount to any pension scheme on behalf of such person.

(j)	Every person who has at any time had the right to join, or apply to join, a pension scheme (including a Personal Retirement Savings Accounts) has been properly advised of that right as of the date he became entitled.

(k)	Creagh has complied in all respects with the provisions of the Pensions Act 1990, and all other applicable laws or requirements relating to pension schemes or other employee benefit arrangements including without limitation the Employment Equality Acts 1998 to 2011 and any other contractual entitlements.

(l)	There is no liability (actual or contingent, present or future) of Creagh to any current or former employee, officer or director in respect of any pension scheme or employee benefit arrangement.

(m)	No claims or complaints have been made or are pending or threatened in relation to any pension scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by Creagh in relation to any of the Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

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4.24	Guaranties. Creagh is not a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person.

4.25	Environmental, Health and Safety Matters.

(a)	Creagh is in compliance in all material respects with all applicable Environmental Laws, and is not delinquent in the filing or renewal of a permit or other license required under any Environmental Law. Creagh has not received any written communication, whether from a Governmental Authority, citizen group, employee, or otherwise, that alleges that Creagh is not in full compliance with, or has failed to perform any duty under, Environmental Laws, which noncompliance or nonperformance has not been fully cured. All Permits currently held by Creagh pursuant to any Environmental Laws are identified in the Disclosure Letter.

(b)	There is no Environmental Claim pending or, threatened against Creagh or against any Person whose Liability for such Environmental Claim Creagh has retained or assumed either contractually or by operation of law. To Creagh’s Knowledge, there is no Basis for an Environmental Claim against Creagh or against any person or entity whose Liability for such Environmental Claim Creagh has retained or assumed either contractually or by operation of law.

(c)	Creagh has not, in connection with any Real Property, installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner so as to create any material Liability under any Environmental Law or any other Liability for Creagh or SurModics.

(d)	Without limiting the generality of the foregoing provisions of this SECTION 4.25:

(i)	all on-site and off-site locations where Creagh has at any time stored, disposed, or arranged for the disposal of waste materials are identified in the Disclosure Letter;

(ii)	to Creagh’s Knowledge, all underground storage tanks, and the capacity and contents of such tanks, currently or formerly located on any Real Property are identified in the Disclosure Letter;

(iii)	to Creagh’s Knowledge, all wells or other borings located on any Real Property are identified in the Disclosure Letter;

(iv)	there is no asbestos contained in or forming part of any Improvements on any Real Property; and

(v)	no polychlorinated biphenyls (PCBs) are used or stored on any Real Property.

(e)

There are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by Creagh in such form or quantities as to create any Liability under any Environmental Law or any other Liability for

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Creagh or SurModics. There are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by any other party in such form or quantities as to create any Liability under any Environmental Law or any other Liability for Creagh or SurModics. None of the Real Property is being used, or has ever been used by Creagh, in a manner that would require a permit under Applicable Law for the treatment, storage, or disposal of Hazardous Substances.

(f)	Creagh has delivered to SurModics all reports and authorizations relating in any way to the environmental status of any of the Real Property or otherwise relating to the businesses of Creagh with respect to any Environmental Law.

(g)	Creagh has at all times up to Closing complied in all material respects with all Environmental Laws relating to the Property and/or to the business carried on at any time by it, and, so far as Creagh is aware, Creagh has adequate facilities to continue to comply with all such legislation.

(h)	Creagh has obtained all necessary Environmental Licences for the operation of its business and/or in connection with any property owned or occupied by it, and all such licences are in full force and effect.

(i)	Creagh has at all times up to Closing complied in all material respects with such Environmental Licences and the Sellers are not aware of any facts or circumstances which would entitle the issuer of any such licence to revoke, suspend, vary or refuse to renew the same.

(j)	Creagh has at the appropriate time taken all necessary action and all reasonable steps in connection with the renewal or extension of any Environmental Licence.

(k)	There are no works required to be carried out and no other investment required to be made to secure compliance by Creagh with, or to obtain, maintain in force or renew any necessary Environmental Licence.

(l)	Full particulars of all Environmental Licences issued to Creagh and its subsidiaries are given in the Disclosure Letter.

(m)	No notice, claim, demand, request for information, summons, complaint or order has been received or made and, so far as the Sellers are aware, no investigation or review is pending by any statutory body or any person with respect to any alleged violation by or liability of Creagh under any Environmental Laws, and the Sellers are not aware of any facts or circumstances which will, or are likely to, give rise to any such notice, claim, demand, request for information, summons, complaint, order, investigation or review.

(n)	Creagh does not have a material liability (actual or contingent) under any Environmental Laws, howsoever arising, and Creagh is not aware of any matters or circumstances which will, or are likely to, give rise to any such liability.

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4.26	Certain Business Relationships with Creagh. None of Creagh’s directors, officers, employees or shareholders has been involved in any business arrangement or relationship with Creagh within the past 12 months, and none of Creagh’s directors, officers, employees or shareholders owns any asset, tangible or intangible, that is used in the business of Creagh.

4.27	Customers and Suppliers.

(a)	The Disclosure Letter lists the 20 largest customers of Creagh for each of the two most recent calendar years and sets forth opposite the name of each such customer the amount of net sales attributable to such customer. The Disclosure Letter also lists any additional current customers that Creagh anticipates will be among the 20 largest customers for the current calendar year. To Creagh’s Knowledge, no customer listed on the Disclosure Letter has indicated that it will stop, or decrease the rate of, buying materials, products or services from Creagh.

(b)	The Disclosure Letter lists the 20 largest suppliers to Creagh for each of the two most recent calendar years and sets forth opposite the name of each such supplier the amount of purchases attributable to such supplier. The Disclosure Letter also lists any additional current suppliers that Creagh anticipates will be among the 20 largest suppliers for the current calendar year. To Creagh’s Knowledge, no supplier listed in the Disclosure Letter has indicated that it will stop, or decrease the rate of, selling materials, products or services to Creagh.

4.28	Anti-Corruption.

(a)	During the past five years, none of Creagh, or any of its officers, directors or employees, nor to the Knowledge of Creagh, any of its agents, distributors, or other Persons acting for their benefit or on its behalf has, directly or indirectly, taken, authorized, allowed or ratified any action that has caused Creagh to be in violation of any Applicable Laws regarding anticorruption or anti-bribery (the “Anticorruption Laws”).

(b)	More particularly, during the last five years, none of Creagh, or any of its officers, directors or employees, nor to the Knowledge of Creagh, any of its agents, distributors, or other Persons acting for its benefit or on its behalf has, directly or indirectly, taken any act in furtherance of an offer, payment or transfer (or a promise to pay or transfer) money or anything else of value to a Government Official, or any other Person when knowing or having reason to believe that all or any portion of such money or thing of value will or may be offered, given or promised to any Government Official, for the purpose of obtaining, retaining or directing any business or securing any other business or regulatory advantage.

(c)	During the past five years, (i) there has been no written allegation or charge, proceeding or investigation of, or written request for information by any Governmental Authority from, Creagh regarding Creagh’s actual or possible violation of any Anticorruption Laws, and (ii) none of the officers, directors, employees or to the Knowledge of Creagh, agents of Creagh is a Government Official.

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(d)	For purposes of this Agreement, “Government Official” means any (i) officer, director or employee of a Governmental Authority or instrumentality thereof (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, candidate for any political office, or member of a royal family; (iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) Person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

4.29	Information Technology

For the purposes of this paragraph 4.29 “IT Systems” means any computer hardware, software, operating systems, firmware, networking equipment or other equipment which is reliant on microchip technology used by Creagh for any purpose.

(a)	Creagh has in force all agreements required to use, support, maintain and/or develop all components of the IT Systems (including all licences, development agreements, software maintenance and support agreements, hardware maintenance agreements, source code escrow agreements and disaster recovery agreements) which it uses and there is no reason to believe that any of such agreements will not be renewed by the other contracting party upon their expiry (if so required by Creagh) upon substantially similar terms to those now applicable.

(b)	All items of computer hardware used by Creagh in the course of its business have been used and operated in accordance with the manufacturer’s recommendations including (without limitation) any recommendations as to environmental condition and power supply.

(c)	All computers used by Creagh are either owned by Creagh or held by it on licence, the terms of which have been Disclosed.

(d)	Creagh owns and has access to all documents and information (including source codes) which might be required by it to adapt, modify or improve such software economically and has the right to make such adaptations, modifications or improvements without the consent of any third party.

(e)	Creagh has not suffered any failures or bugs in or breakdowns of such software that has caused material business interruption in the two years immediately preceding the date of this Agreement.

(f)	Creagh has and is entitled to have back-up copies of all such software, which copies are up to date, fit for immediate use and stored in a secure place separate from the original copies of such software.

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(g)	Creagh has not altered, adapted or modified any software held by it on licence or used by it whether with or without the consent of the owner or manufacturers thereof, and all such items of computer software have been used by Creagh in accordance with the terms of any licence upon which the same are held.

(h)	Creagh has taken proper precautions to preserve the availability, confidentiality and integrity of its computer systems and has had such systems reviewed on a regular basis by independent experts in the field.

(i)	Creagh is not aware of any case where fraud has been committed against Creagh by use or abuse of its computer systems whether alone or in conjunction with any third party.

4.30	Data Protection

(a)	Creagh has not, nor have any of its directors or employees acted or omitted to act in any manner which may constitute a breach of the Data Protection Legislation.

(b)	All personal data and sensitive personal data (as such expressions are defined in the Data Protection Legislation) kept by Creagh have been obtained and processed fairly and all appropriate security measures have been taken by Creagh against unauthorised access to, or unauthorised alteration, disclosure or destruction of such data and against all other unlawful forms of processing.

(c)	Creagh is, where required, registered in accordance with Data Protection Legislation and has complied in all other respects, and has taken all such measures as are required to ensure continued compliance, with the provisions thereof.

4.31	Grants. Full particulars of (i) all grants received from Enterprise Ireland or any other supranational, national or local authority or government bodies or agencies and (ii) all applications for any grants, are identified in the Disclosure Letter and Creagh has not done, or omitted or failed to do, any act or thing, and there are no circumstances, which might result in all or any part of any such grants paid, or due to be paid to Creagh, becoming repayable or being forfeited. None of such grants referred to in this paragraph will become repayable as a result of Closing or the transfer of the Shares.

4.32	Plant and Machinery

(a)	The plant and machinery, including fixed plant and machinery, and all vehicles and office and other equipment used in connection with the Business:

(i)	is in good repair and condition and in satisfactory working order;

(ii)	is capable, and will (subject to fair wear and tear) be capable, over the period of time during which it will be written down to a nil value in the accounts of Creagh, of doing the work for which it was designed or purchased;

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(iii)	is not surplus to Creagh’s requirements; and

(iv)	is in the possession and control of, and is the absolute property, free from any Encumbrance, of Creagh save for those items which are listed in the Disclosure Letter as being held under hire purchase or rental agreements.

4.33	Incorporation of Subsidiaries.

For the purposes of these warranties in ARTICLE 4 each and every reference to Creagh shall where the context so admits or requires refer to each Subsidiary.

4.34	Connected Persons etc.

(a)	Creagh and the Subsidiaries are not and have not been in breach of section 29 of the Companies Act, 1990 (as amended) or section 238 (i.e. non-cash assets) of the Companies Act, 2014.

(b)	Creagh and the Subsidiaries are not and have not been in breach of section 31 of the Companies Act, 1990 (as amended) or section 239 (i.e. loan, quasi loan, credit transaction, security or guarantee) of the Companies Act, 2014.

(c)	No person has given any guarantee of or security for any overdraft, loan or loan facility granted to Creagh. Creagh is not a party to any guarantee, suretyship, comfort letter or any other obligation (whatever called) to pay or provide funds in the event of default in the payment of any indebtedness of any other person.

(d)	Neither Creagh, the Subsidiaries nor any of the directors of those companies are in breach of section 60 of the Companies Act, 1963 (as amended) nor section 82 (Financial assistance for acquisition of shares) of the Companies Act, 2014.

4.35	Competition Law

(a)	There is not in existence in connection with the business of Creagh any agreement arrangement decision or practice which infringes or which should have been registered under the Restrictive Practices Act, 1972 or which infringes, or which has or should have been notified to the European Commission under, Articles 81 (ex Article 85 EC) or 82 (ex Article86 EC) of the Treaty of Rome (or any regulations or directive made thereunder) or which infringes, or which has or should have been notified to the Competition Authority or the Competition and Consumer Protection Commission under the provisions of the Competition Acts, 2002 to 2014.

(b)

Creagh has not received any notification, formal or informal that any contracts, obligations, decisions, practices, agreements or arrangements contravene any of the provisions of or require registration or notification or similar obligations under the Restrictive Practices Act 1972, the Consumer Information Act, 1978,the

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Competition Acts, 2002 to 2014, Articles 81 (ex Article 85 EC) and 82 (ex Article 86 EC) of the Treaty of Rome or any other anti-trust, or anti-monopoly legislation and the Sellers are not aware of any circumstances whereby any such notification is likely to be received.

(c)	Creagh is not, nor has it been, whether by itself or together with any other undertaking, involved in the abuse of a dominant position in contravention of Article 82 (ex Article 86 EC) of the Treaty of Rome or of the provisions of the Competition Acts, 2002 to 2014.

4.36	Loss of Benefit

Neither the execution nor the performance of this Agreement will:

(i)	To the Knowledge of Creagh, cause Creagh to lose the benefit of any asset, right or privilege which it currently enjoys or cause any person who normally does business with Creagh to be entitled not to continue to do so on the same basis as previously; or

(ii)	relieve any person of any obligation to Creagh or enable any person to determine any such obligation or any right or benefit enjoyed by Creagh or to exercise any other right whether under any agreement with or otherwise in respect of Creagh; or

(iii)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by Creagh for the purposes of its business; or

(iv)	result in any present indebtedness of Creagh becoming due or capable of being declared due and payable prior to its stated maturity date or cause any loan facility to be terminated or withdrawn; or

(v)	result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of Creagh; or

(vi)	result in any Key Employee leaving Creagh.

4.37	Financial Facilities and borrowings

The Disclosure Letter contains full particulars of:

(i)	all money borrowed by or Indebtedness of Creagh; and

(ii)	all loans, overdrafts or other financial facilities currently outstanding or available to Creagh (“Financial Facilities”), including copies of all documents relating thereto.

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(a)	The total amount borrowed by Creagh does not exceed its authorised facilities and the total amount borrowed by Creagh from whatsoever source does not exceed any limitation on its borrowing powers contained in its articles of association or its constitution or in any debenture or other deed or document binding upon it.

(b)	No Indebtedness of Creagh is due and payable and no encumbrance over any of the assets of Creagh is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

(c)	No encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by Creagh or any third party in respect of borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise) nor has any such person agreed to do so.

(d)	Creagh has not factored or discounted any of its debts or engaged in financing of a kind which would not need to be shown or reflected in its accounts.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SURMODICS

SurModics represents and warrants to each Seller as follows:

5.1	Organization of SurModics. SurModics is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Minnesota, USA.

5.2	Authorization of Transactions. SurModics has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement, and each Transaction Document to which SurModics is a party, constitutes the valid and legally binding obligation of SurModics, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions. SurModics need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority or other third party in order to consummate the Transactions. The execution, delivery, and performance of this Agreement, the Transaction Documents, and all other agreements contemplated hereby have been duly authorized by SurModics, and no other corporate proceedings on the part of SurModics are necessary to authorize this Agreement, the Transaction Documents to which it is a party, and to perform its obligations hereunder or thereunder, or to consummate the Transactions.

5.3	Non-contravention. Neither the execution and delivery of this Agreement or the Transaction Documents to which SurModics is a party, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which SurModics is subject or any provision of its articles of incorporation or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which SurModics is a party or by which it is bound or to which any of its assets are subject.

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5.4	Brokers’ Fees.

SurModics has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which any Seller could become liable or obligated.

ARTICLE 6

CLOSING AND CLOSING DELIVERIES

6.1	Closing.

The closing of the Transactions (“Closing”) will take place at the offices of WhitneyMoore, commencing at 9:00 a.m. local time on the date hereof (the “Closing Date”). Closing will be effective as of 12:01 a.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. Documents may be delivered at the Closing by electronic delivery, and (except as otherwise agreed) the receiving party may rely on the receipt of such documents so delivered as if the original had been received.

6.2	Closing Deliveries of Sellers.

At Closing, Sellers will deliver, or cause to be delivered, to SurModics or its nominee(s), the following:

(a)	all share certificates representing the Purchased Shares or indemnity in lieu thereof for any lost share certificate;

(b)	share transfer forms in relation to the Purchased Shares duly executed by the Sellers in favour of the Buyer or its nominee(s) together with the share certificates in respect of the Purchased Shares (or in the absence of any of such share certificates an indemnity in the agreed form);

(c)	the Creagh Preferred Share Agreement executed by Enterprise Ireland and the deliverables thereunder;

(d)	the following documents duly executed in respect of the Creagh B Ordinary Shares and the Creagh D Ordinary Shares:

(i)	the B Acknowledgement & Waiver Letters;

(ii)	the D Long Termination P&C Agreements;

(iii)	the D Short Amending P&C Agreements;

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(iv)	the D Short Amending Call Agreements;

(v)	the D Acknowledgement & Waiver Letters.

(e)	irrevocable powers of attorney in the agreed form executed under seal by each of the Sellers conferring on the Buyer, or such person or persons as may be nominated by it, the entitlement to exercise all rights attaching to the Purchased Shares or exercisable by the Sellers in their capacity as members of Creagh pending the registration of the Buyer or its nominee(s) as the holder of the Purchased Shares;

(f)	the written resignation under seal of each director of Creagh and the Subsidiaries waiving all claims of any nature against Creagh and the Subsidiaries including in respect of any payment or compensation or any other amount against Creagh and the Subsidiaries in a form approved in advance by SurModics or evidence reasonably satisfactory to SurModics of the resignation of each officer and director of Creagh and the Subsidiaries, with each such resignation (or removal) effective no later than immediately prior to the effective time of Closing;

(g)	the true, correct and complete minute books of Creagh (duly written up to date), including the company register of Creagh and the company registers and minute books) of each of the Subsidiaries, the common seal, certificate of incorporation and any certificates of incorporation on change of name relating to Creagh and each of the Subsidiaries;

(h)	true, correct and complete copies of all notices to third parties, and the third-party consents listed in the Disclosure Letter; and

(i)	a release in the form attached as Schedule 6.2(i), duly executed by each Seller;

(j)	the Share Option Termination Agreements duly executed;

(k)	the Escrow Agreement, duly executed by Sellers Agent and the Escrow Agent;

(l)	the Employment Agreements, duly executed by each Key Employee and Creagh ;

(m)	the Put and Call Option Agreement executed by each Seller;

(n)	such waivers or consents as the Buyer may reasonably require to enable the Buyer or its nominee(s) to be registered as holders of the Purchased Shares;

(o)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph has been executed;

(p)	the Tax Deed duly executed by each of the Sellers;

(q)	a certificate pursuant to section 980(8) TCA (Form CG50) in respect of the Transaction or in the alternative a letter from the auditors of Creagh certifying that it is not required;

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(r)	copies of all bank mandates of Creagh and the Subsidiaries;

(s)	bank statements in respect of all bank accounts held by Creagh and the Subsidiaries made up to a date not earlier than the day immediately preceding Closing;

(t)	all cheque books in current use and written confirmation that no cheques have been written since the statements referred to in sub-paragraph (s) were prepared;

(u)	details of Creagh’s cash book balances;

(v)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements referred to in sub-paragraph (s);

(w)	letters of direction in relation to Transaction Expenses;

(x)	letters of direction in relation to the Indebtedness;

all credit cards in the name of or for the account of Creagh in the possession of any officer or employee of Creagh resigning at Closing;

(y)	the Disclosure Letter;

(z)	confirmation in writing (in a form satisfactory to SurModics) from Enterprise Ireland addressed to Creagh that none of the grants paid by it to Creagh will become repayable arising from the acquisition by SurModics of the shares in Creagh;

(aa)	the written resolutions signed by all holders of Ordinary Shares:

(i)	creating a new class of A ordinary Shares of EUR0.01 and amending the rights attached to the C ordinary Shares of EUR0.01.

(ii)	subdividing the issued ordinary shares of €0.01 into Creagh Ordinary Shares and subdividing and redenominating the D ordinary shares of EUR1.00 which are subject to the D Long Termination P & C Agreements into Creagh E Ordinary Shares;

(iii)	converting certain of the Creagh E Ordinary Shares into Creagh Ordinary Shares;

(iv)	buying back certain Creagh E Ordinary Shares by Creagh under S. 102 CA 2014.

(v)	Converting and re-denominating :

20% of the issued Creagh Ordinary Shares into Creagh A Ordinary Shares; and

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20% of the issued Creagh Ordinary Shares into Creagh C Ordinary Shares.

(vi)	adopting a Constitution removing the rights including the tag along and drag along rights and the creation of the new class rights.

(bb)	the following Real Property deliveries:

(i)	confirmation in writing addressed to Creagh (in a form satisfactory to SurModics) from the landlord for the facility located at IDA Business Park, Ballinasloe, Co. Galway, to the effect that none of the rent reductions paid by the landlord to Creagh will become repayable or that there is any clawback or other payment payable to the landlord arising out of consummation of the Transactions;

(ii)	the counterpart Lease with evidence of stamp duty paid thereon;

(iii)	all original planning documents in respect of the construction and any alteration or extension or other works carried to the Real Property, including unqualified certificates of compliance with planning permission and building regulations or unqualified certificates of exemptions, copy fire safety certificates, commencement notices, and evidence of all financial conditions payable thereon including Planning Permission References 05/081 and 06/021;

(iv)	a declaration that the Real Property is not, nor has it ever been, affected by the provisions of (i) Family Home Protection Act 1976, (ii) the Family Law Act 1995, (iii) the Judicial Separation and Family Law Reform Act 1989, (iv) the Family Law and Divorce Act 1996, and (v) the Civil Partnership and Certain Rights and Obligations of Cohabitants Act 2010 (and any regulations, rules or orders made thereunder);

(v)	the Deed of Discharge/release of any charge over the Real Property;

(vi)	up to date receipt(s) of rates (commercial and water) affecting the Real Property;

(vii)	explanation of searches including planning searches; and

(cc) Japanese legal opinion as to the capacity and due authorisation to enter into this Agreement and the Tax Deed and the Put and Call Option Agreement by USCI Japan Limited.

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6.3	Closing Meeting

At Closing the Sellers will do the following:

(a)	procure that a board meeting of Creagh is held at which the matters set out in the agreed form Closing board minutes shall take place, including the passing of a resolution to register the transfers referred to in Paragraph 6.2;

(b)	cause such persons as the Buyer may nominate to be validly appointed as additional directors of Creagh and, upon such appointment, forthwith cause the Directors and the secretary or secretaries of Creagh to retire from all their offices and employment with Creagh and each of the Subsidiaries, each delivering to the Buyer a letter under seal in agreed terms acknowledging that he or she has no claim outstanding for compensation or otherwise;

(c)	procure revocation of all authorities to the bankers of Creagh relating to bank accounts, giving authority to such persons as the Buyer may nominate to operate the same;

(d)	procure the written resignation of the auditors of Creagh and the Subsidiaries containing such statement as may be required by Section 400 of the Companies Act, 2014 and confirming that there are no fees due to them and deliver such resignation to the Buyer;

(e)	deliver to the Buyer as agent for Creagh: the title deeds and other documents relating to each of the Real Property, as listed in the Disclosure Letter any papers or other documents relating to Creagh and the Subsidiaries that are in the possession of the Sellers and are not situate at any of the Properties;

(f)	a letter from Bank of Ireland confirming that there is no crystallization of any security granted to them arising out of the sale of Creagh by the Sellers and that on the payment to them of €95,000 the charge dated 21 March 2012 and all other security given by Creagh shall be unconditionally released and no further sums of any nature are owed to them;

(g)	the PPS tax reference numbers in respect of each Seller referred to in SECTION 7.11(f);

(h)	repay any indebtedness owed at Closing by any of the Sellers to Creagh or any of the Subsidiaries and procure the discharge of any subsisting guarantees indemnities or other securities given by Creagh or any of the Subsidiaries in respect of any debt or obligation of any of the Sellers or other third party;

(i)	deliver all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Sellers at Closing.

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6.4	Closing Deliveries of SurModics.

At Closing, SurModics will deliver, or cause to be delivered, to Sellers Agent, the following:

(a)	payment of the Closing Payment pursuant to SECTION 2.2;

(b)	the Escrow Agreement, duly executed by SurModics;

(c)	the Employment Agreement of Thomas Greaney , duly executed by SurModics;

(d)	the Put and Call Option Agreement, duly executed by SurModics or its nominee(s);

(e)	all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by SurModics at Closing.;

(f)	a Minnesota legal opinion as to the Buyer’s capacity to enter into this Agreement;

(g)	the Tax Deed duly executed by SurModics.

ARTICLE 7

COVENANTS

7.1	Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement will take such further actions (including the execution and delivery of such further instruments and documents) as a party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE 8). Sellers acknowledge and agree that from and after the Closing, SurModics will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to Creagh and its Subsidiaries.

7.2	Litigation Support. In the event, and for so long as, any party to this Agreement actively is contesting or defending against any Legal Action in connection with (a) any aspect of the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Creagh or its Subsidiaries, the parties to this Agreement will cooperate with the party contesting or defending and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE 8).

7.3	Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Creagh or its Subsidiaries from maintaining the same business relationships with Creagh or its Subsidiaries after the Closing as it maintained with Creagh or its Subsidiaries prior to the Closing. Each Seller will refer all customer inquiries relating to the business of Creagh or its Subsidiaries to SurModics from and after the Closing.

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7.4	Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to SurModics or destroy, at the request and option of SurModics, all tangible embodiments (and all copies) of the Confidential Information that are in its possession, except for an electronically archived copy. In the event that a Seller is requested or required pursuant to a written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify SurModics promptly of the request or requirement so that SurModics may seek an appropriate protective order or waive compliance with the provisions of this SECTION 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, that Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller will use its Commercially Reasonable Efforts to obtain, at the request of SurModics, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as SurModics will designate. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

7.5	Covenant Not to Compete.

In this SECTION 7.5 the following definitions shall apply:

“Restricted Area” means any country in the world in which the Group is operating or has customers as of the Closing Date.

“Restricted Business” means the business of research, development, manufacture and sale of medical devices which the Group is involved in (being balloon catheters) as of the Closing Date or at any time during the 12-month period immediately prior to the Closing Date.

“Restricted Period” means the period commencing on the date of this Agreement and ending on the expiry of two years from Closing.

For the purpose of assuring to SurModics the goodwill of the Restricted Business and in further consideration of SurModics entering into this Agreement, each Warrantor and Bernard Collins undertakes to SurModics (for SurModics’ own benefit and as trustee for the benefit of Creagh and the Subsidiaries) as separate and independent agreements that he, she, or it will not:

(a)

during the Restricted Period, either on his, her, or its own account or in conjunction with or on behalf of any other Person, carry on, or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, financier, consultant, partner or

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otherwise) in carrying on any Restricted Business (other than as a holder of not more than 5 percent of any class of shares or debentures listed in or dealt on a recognised stock exchange or an established international securities market) within the Restricted Area;

(b)	during the Restricted Period, either on his, her or its own account or in conjunction with or on behalf of any Person, solicit or endeavour to entice away from Creagh any individual who at the date of this Agreement is (or who within a period of one year prior to the Closing Date has been) a director, officer, manager, employee of Creagh whether or not such individual would commit a breach of contract by reason of leaving service or office;

(c)	during the Restricted Period, either on his, her or its own account or in conjunction with or on behalf of any Person, in connection with any Restricted Business solicit the custom of or endeavour to entice away from Creagh any Person who at the date of this Agreement is (or who within a period of one year prior to the Closing Date has been) a customer of Creagh whether or not such person would commit a breach of contract by reason of transferring business; or

(d)	during the Restricted Period, either on his, her or its own account or in conjunction with or on behalf of any Person, in connection with any Restricted Business endeavour to entice away from Creagh any Person who at the date of this Agreement is (or who within a period of one year prior to the Closing Date has been) a supplier of Creagh whether or not such Person would commit a breach of contract by reason of transferring business.

7.6	Each of the undertakings in SECTION 7.5 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

7.7	The Sellers agree that the restrictions and undertakings contained in SECTION 7.5 are fair and reasonable and necessary for the protection of the SurModics’ legitimate interests, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts thereof were deleted, such restriction or undertaking shall apply with such modification as may be necessary to render them valid and enforceable.

7.8	In further consideration of SurModics entering into this Agreement each Seller covenants that he, she or it shall not and shall procure that no connected Person shall at any time after Closing use in connection with any Restricted Business:

(a)	the word “Creagh”; or

(b)	any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by Creagh or any of the Subsidiaries in connection with the Restricted Business; or

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(c)	anything which is, in the reasonable opinion of SurModics, capable of confusion with such words, mark, name, design or logo.

7.9	SurModics acknowledges and agrees that as at Closing and for the period prior to Closing USCI Japan Limited and its Affiliates are and have been engaged, in the business of MC Co. Ltd, HIMEC Co. Limited, MEDCARE Limited, ACT Limited and Newport Medical Co. Limited as a shareholder and and Bernard Collins has been engaged as a Director of or as a shareholder or investor in the businesses listed in Schedule D and each of them will continue to be involved in such businesses following the Closing Date and nothing in SECTION 7.5 shall prevent them from being engaged, and/or interested in such businesses.

7.10	The covenants in SECTIONS 7.5 and 7.8 are intended for the benefit of each of SurModics, Creagh and its Subsidiaries and shall be enforceable by SurModics on its own behalf and on behalf of Creagh and its Subsidiaries and such covenants apply to actions carried out by a Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on a Seller’s own behalf or on behalf of, or jointly with, any other Person.

7.11	Non-Disclosure; Non-Use. Each Seller hereby acknowledges and agrees that all Trade Secrets are of substantial value to Creagh and its Subsidiaries, provide them with a substantial competitive advantage in their business and are and have been maintained in the strictest confidence as trade secrets under Applicable Law. Except as otherwise approved in advance by SurModics in writing, no Seller will at any time use, divulge, furnish or make accessible to anyone any Trade Secrets.

7.11	Tax Matters. The following provisions will govern the allocation of responsibility as between SurModics and Sellers for certain Tax matters following the Closing Date:

(a)	Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Creagh and its Subsidiaries for the Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Creagh or its Subsidiaries holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of Creagh and its Subsidiaries for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)	Responsibility for Filing Tax Returns. Sellers Agent will prepare or cause to be prepared and file or cause to be filed all Tax Returns for Creagh and its Subsidiaries for the tax periods ending on or before the Closing Date that have not been filed prior thereto. No later than 10 Business Days prior to the filing of any such Tax Return, Sellers Agent will provide a copy of the draft Tax Return to SurModics for review and comment. Sellers Agent will make any changes to the Tax Return that are reasonably requested by SurModics.

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(c)	Cooperation on Tax Matters.

(i)	SurModics and Sellers Agent will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 7.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SurModics agrees (A) to retain all books and records with respect to Tax matters pertinent to Creagh and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers Agent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Sellers Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Sellers Agent so requests, SurModics will allow Sellers Agent to take possession of such books and records or copies thereof.

(ii)	SurModics and Sellers Agent each further agrees, upon request, to use its Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(iii)	SurModics and Sellers Agent each further agrees, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Applicable Laws regarding Taxes.

(d)	Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Creagh or its Subsidiaries will be terminated by Creagh as of the Closing Date and, after the Closing Date, Creagh and its Subsidiaries will not be bound thereby or have any Liability thereunder.

(e)	Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions will be paid by Sellers when due, Sellers Agent will, at Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, SurModics will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

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(f)	Irish Stamp Duties.

Stamp Duty Return. Prior to Closing, Sellers will deliver to SurModics Tax reference numbers of Sellers for the purpose of the Irish Stamp Duty (e-stamping of instruments) regulations (SI/2009/476).

7.12	Exercise of Options.

The Sellers undertake and confirm that all outstanding options to purchase Shares have been cancelled or terminated without liability of any nature for Creagh arising out of such cancellation or termination. As of the Closing Date, no options to purchase Shares are outstanding.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnification by Sellers. Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4:

(a)	Each Seller will severally (in accordance with its Pro Rata Percentage) and not jointly, indemnify, defend and hold harmless SurModics from and against any and all Loss incurred or otherwise received or sustained by SurModics or any of SurModics’ Affiliates or any of SurModics’ or such Affiliates’ respective officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively with SurModics, “SurModics Indemnitees”), in each case to the extent directly or indirectly related to or arising out of any:

(i)	breach of any representation or warranty made by Sellers herein (other than under ARTICLE 3);

(ii)	breach or nonperformance of any covenant or agreement of or to be performed by that Seller pursuant hereto (any Seller does not provide any indemnity for breach or nonperformance of any covenant or agreement by any other Seller);

(iii)	fraud, intentional misrepresentation or willful breach by any Seller;

(iv)	to the extent not paid under SECTION 2.2(a), any Indebtedness of Creagh or its Subsidiaries outstanding as of the Closing;

(v)	to the extent not paid under SECTION 2.2(b), any Transaction Expenses;

(vi)	inaccuracy of Schedule 2.1 or distribution of the Closing Payment and any Escrow Amount to Sellers in accordance with the Pro Rata Percentages;

(vii)	claim by a Person that such Person was entitled to a different amount of the Total Consideration than what was paid to that Person in accordance with the terms of this Agreement, the Ancillary Purchase Agreements, or the Put and Call Option Agreement;

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(viii)	any claim by a Person that such Person was entitled to additional funds to cover Taxes payable in connection with the purchase of such Person’s Creagh D Ordinary Shares, up to a maximum indemnification obligation under this SECTION 8.1(a)(viii) of €147,600;

(ix)	any claim for a clawback of rents or other payment payable to the landlord for the facility located at IDA Business Park, Ballinasloe, Co. Galway arising out of consummation of the Transactions;

(x)	Legal Action incident to any of the foregoing; and

(b)	each Seller, severally and not jointly, will indemnify, defend and hold harmless from and against any and all Loss incurred or otherwise sustained by the SurModics Indemnitees, to the extent directly or indirectly related to or arising out of any breach of any representation or warranty in ARTICLE 3 by that Seller.

8.2	Indemnification by SurModics. Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4, SurModics will indemnify, defend and hold harmless each Seller from and against any and all Loss incurred or otherwise received or sustained by that Seller, in each case to the extent directly or indirectly related to or arising out of any:

(a)	breach of any representation or warranty made by SurModics in Article 5;

(b)	breach or nonperformance of any covenant or agreement of or to be performed by SurModics or Creagh or any Subsidiary (following Closing) pursuant hereto or pursuant to the Put and Call Option Agreement;

(c)	fraud, intentional misrepresentation or willful breach by SurModics; or

(d)	Legal Action incident to any of the foregoing.

SurModics’ maximum liability under this SECTION 8.2 shall not exceed an amount equal to €4,000,000 save where the Loss arises from the failure to pay the First Option Purchase Price or the Second Option Purchase Price (as such terms are defined in the Put and Call Option Agreement) (or part thereof) for which the maximum liability shall not exceed the unpaid amount of such first Option Purchase Price or Second Option Purchase Price.

8.3	Certain Limitations. Notwithstanding any other term herein, the following will apply:

(a)	Sellers’ Aggregate Deductible. Sellers will not have any obligation under SECTION 8.1(a)(i), other than regarding any breach of any Special Representation (as to which no deductible will apply), unless and until the aggregate amount of indemnification for which Sellers are obligated thereunder exceeds €150,000 (the “Deductible”), and then only with respect to such excess.

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(b)	Sellers’ Per-Claim Deductible. Sellers will not have any obligation under Section 8.1(a)(i), other than regarding any breach of any Special Representation (as to which no deductible will apply), with respect to any single Loss (or related Losses arising out of substantially similar facts and circumstances) unless and until the amount of such single Loss or related Losses exceeds €10,000 (the “Per-Claim Deductible”), at which point an indemnification claim may be made for the entire amount of such Loss or related Losses, including the amount equal to or less than the Per-Claim Deductible.

(c)	Sellers’ Cap. Sellers’ obligation under SECTION 8.1(a)(i), other than regarding any breach of any Special Representation (as to which no limitation or cap will apply other than the Seller’s Overall Cap set out in SECTION 8.3(e)) other than SECTION 4.12, in the aggregate, will not exceed an amount equal to €4,000,000 or, in the case of Section 4.12, an amount equal to €13,500,000 (in each case, the “Cap”) and in the case of Sellers who are not Warrantors recourse to such Sellers with respect to such Seller’s obligation under SECTION 8.1(a)(i), Section 4.12 and the Tax Deed shall be limited to such Sellers’ Pro Rata Percentage of the Indemnity Escrow Amount and their Pro Rata Percentage of any offset applied under SECTION 8.3(f).

(d)	Liability of Warrantors: Any obligation of the Warrantors under SECTION 8.1(a)(i) over and above any then-remaining Indemnity Escrow Amount shall be borne by the Warrantors in their Relevant Proportions.

(e)	Seller’s Overall Cap: Notwithstanding any other provision of this Agreement:

(i)	no Seller that is not a Warrantor may be liable under this Agreement or any of the Transaction Documents for greater than such part of the Total Consideration actually received by that Seller whether pursuant to this Agreement or on exercise of any option pursuant to the Put and Call Option Agreement save for fraud, intentional misrepresentation or willful breach on the part of that Seller; and

(ii)	no Warrantor may be liable under this Agreement or any of the Transaction Documents for greater than its Pro Rata Percentage of the Total Consideration actually received by that Warrantor.

(f)

Offset. SurModics may offset any amounts to which they reasonably believe they are entitled under the terms of this Agreement or the Tax Deed against any of the First Option Purchase Price or the Second Option Purchase Price payable by it pursuant to the Put and Call Option Agreement. SurModics will give at least 30 days prior notice in writing to the Sellers Agent of any intention to offset a claim against the First Option Purchase Price or the Second Option Purchase Price. Neither the exercise of, nor the failure to exercise, such right of offset will constitute an election of remedies or limit any SurModics Indemnitee in any manner in the enforcement of any other remedies that may be available to it under this Agreement. In the event that the Sellers Agent disputes such claim (other than a claim under the Tax Deed which is dealt with in the manner set out herein

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save to the extent varied by the Tax Deed) then the Sellers Agent shall be entitled to refer such matter to an independent senior counsel with at least 10 years’ experience practicing commercial law for an opinion on whether SurModics have a reasonable basis to ground such a claim. No amount of the First Option Purchase Price or the Second Option Purchase Price shall be payable pending receipt of such opinion. The independent senior counsel shall be agreed between the Sellers Agent and SurModics and in default of agreement shall be nominated on the request of either the Sellers Agent or SurModics by the President of the Law Society of Ireland. In the event that the opinion of such senior counsel is that there is not a reasonable basis for such a claim then SurModics shall not be entitled to withhold any amount representing such claim from the First Option Purchase Price or the Second Option Purchase Price. If SurModics does apply such an offset and such claim is either subsequently agreed between the parties or determined by a court of competent jurisdiction in an amount less than the amount offset from the First Option Purchase Price or the Second Option Purchase Price then the difference between the settled or determined value of the claim and any Contingent Consideration withheld shall be immediately paid over to the Sellers Agent by SurModics. In giving any opinion under this Section 8.3(f) the independent senior counsel shall act as expert and not as arbitrator and his or her opinion shall be final and binding on the parties. The costs of the independent senior counsel shall be borne by SurModics if the opinion is that there was no reasonable basis grounding such a claim and otherwise shall be borne equally between the Sellers on one hand and SurModics on the other hand.

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8.4	Certain Survival Periods.

(a)	Representations and Warranties. Each representation and warranty contained herein (and in any related schedule) will survive the Closing and will remain in full force and effect for a period of 18 months after the Closing Date, except that (i) each Special Representation (and related section of the Disclosure Letter) other than SECTION 4.12 (Tax Matters) will survive until all Liabilities hereunder relating thereto are barred by all applicable statutes of limitation and (ii) SECTION 4.12 (Tax Matters) shall not be barred until the expiry of five years commencing on the day following the end of the accounting year in which Closing occurs. “Special Representation” means any representation or warranty in ARTICLE 3 or in SECTIONS 4.1 (Organization, Qualification and Power), 4.2 (Capitalization), 4.3(b) (Subsidiaries), 4.5 (Broker’s Fees), 4.12 (Tax Matters), or 5.4 (Broker’s Fees) hereof, or any representation or warranty fraudulently made or otherwise made with the intent to deceive or otherwise mislead (and, in each case, any related Schedule).

(b)	Survival Until Final Determination. For each claim for indemnification under this Agreement regarding a breach of a representation or warranty (or related section of the Disclosure Letter) that is made prior to expiration of the survival period for such representation or warranty (as set forth in SECTION 8.4(a)), such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

(c)	Survival of Other Terms. Except as provided in the preceding terms of this SECTION 8.4 regarding representations and warranties, each covenant or agreement contained herein, and all associated rights under this ARTICLE 8, will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.

8.5	Claim Procedure.

(a)	A party that seeks indemnity under this ARTICLE 8 (an “Indemnified Party”) will give written notice (an “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)	Within 45 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)	agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)	dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in as reasonable detail as is practical the basis for such dispute.

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(c)	If the Indemnifying Party fails to take either of the foregoing actions within 90 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)	If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of SECTION 9.13.

(e)	If any SurModics Indemnitee is the Indemnified Party with respect to any claim for indemnification pursuant to this ARTICLE 8, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f)	Any indemnification payment under this ARTICLE 8 or the Tax Deed will in the first instance be effected by way of (i) recourse to any then-remaining Indemnity Escrow Amount to be applied against each Seller in their Pro Rata Percentage and to the extent that the then-remaining Indemnity Escrow Amount is insufficient then (ii) by offset pursuant to SECTION 8.3(f). If the Indemnity Escrow Amount has been released or to the extent that any Seller has any additional liability which is not capable of offset, then the indemnification payment under this ARTICLE 8 or the Tax Deed will be effected by wire transfer or immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party. Such indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to SECTION 8.5(c) if an Objection Notice has not been timely delivered in accordance with SECTION 8.5(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final judgment of a court having jurisdiction over such proceeding as permitted by SECTION 9.8 if an Objection Notice has been timely delivered in accordance with SECTION 8.5(b).

8.6	Third Party Claims.

(a)

If the Indemnified Party seeks indemnity under this ARTICLE 8 in respect of, arising out of or involving a claim or demand, whether or not involving a Legal Action, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Legal Action relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other

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Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)	Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this SECTION 8.6 (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights), the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party. However, if a Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (i) involving criminal liability, (ii) in which any relief other than monetary damages is sought against the Indemnified Party or (iii) in which the outcome of any judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (i) – (iii), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)	If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with SECTION 8.6(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Legal Actions (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

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(d)	Neither the Indemnifying Party nor the Indemnified Party will agree to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the other party, which consent the other party will not unreasonably withhold or delay. Neither the Indemnified Party nor the Indemnifying Party will have any Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim effected without its consent.

8.7	Effect of Closing Payment Adjustment. Any Loss that would otherwise entitle a Party to indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected as a Liability on the Closing Balance Sheet, such that Sellers shall not be obligated to indemnify any SurModics Indemnitees from and against any Loss as a result of, or based upon or arising from, any claim or Liability to the extent the same is taken into account as a Liability in determining the Net Working Capital Adjustment.

8.8	Specific Performance. Each party to this Agreement acknowledges and agrees that each other party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, each party acknowledges that the business of Creagh is unique and recognizes and affirms that in the event any Seller breaches this Agreement, money damages may be inadequate and SurModics would have no adequate remedy at law, so that SurModics will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

8.9	Effect of Investigation. Subject to Clause 8.10, the representations, warranties and covenants of each party and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of his, her or its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.

8.10	Buyer not formulating a Claim: SurModics warrants and represents to the Sellers (upon which warranty and representation the Sellers are relying in entering into this Agreement) as of the date of this Agreement that SurModics is not formulating any claim for breach of the representations and warranties in ARTICLE 3 or ARTICLE 4.

8.11

Exclusive Remedy. Notwithstanding any other term herein, except with respect to claims (a) for equitable relief, (b) for fraud, intentional misrepresentation, or willful breach, (c) relating to the Net Working Capital Adjustment that are resolved under SECTION 2.3, or (d) made by SurModics pursuant to the Tax Deed, the terms in this

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ARTICLE 8 set forth the sole and exclusive remedies for the matters in this Agreement, including for breach of any representation, warranty, covenant or agreement in this Agreement provided that nothing in this ARTICLE 8 shall limit or restrict any claim made by SurModics pursuant to the Tax Deed save as expressly provided herein.

8.12	Mitigation of Loss

Nothing in this ARTICLE 8 shall derogate from SurModics’ obligation under Applicable Law to mitigate any Loss which it suffers in consequence of a breach of the representations and warranties made by the Sellers under ARTICLE 3 or ARTICLE 4.

8.13	Double Recovery

Neither SurModics nor a member of the Group shall be entitled to recover Loss in respect of any claim for breach of the representations and warranties made by the Sellers under ARTICLE 3 or ARTICLE 4 or in respect of any claim under the Tax Deed or the Put and Call Option Agreement where to do so would involve recovery more than once in respect of the same Loss.

8.14	Reduction of Consideration

Any amount paid under this ARTICLE 8 shall be treated as an adjustment to the Closing Payment to the extent permitted under Applicable Law.

8.15	Issue of Proceedings

Any claim in respect of which a notice has been given under ARTICLE 8.5 shall if it has not been previously satisfied, settled or withdrawn be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of such claim have been issued and served on the Sellers not later than the expiry of the period of 12 months from and including the date of such notice.

8.16	Reduction in Liability

The Sellers (or any of them) shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the representations and warranties made by the Sellers other than under ARTICLE 3:-

(a)	if and to the extent that specific provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Financial Statements;

(b)	if and to the extent that any liability of Creagh included in the Financial Statements has been discharged or satisfied below the amount of any specific provision or reserve in respect of it in the Financial Statements;

(c)	if and to the extent that such claim occurs or is increased as a result of any change in legislation after the date of this Agreement (or any legislation not in force at the date of this Agreement) which takes effect retrospectively or the withdrawal after the date of this Agreement of any published concession or published general practice previously made by the Revenue Commissioners or other taxing authority (both within and outside Ireland);

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(d)	if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date of this Agreement;

(e)	if and to the extent that such claim is attributable to or would not have arisen or would have been reduced or eliminated but for any cessation of any trade or business by, or a change in the nature or conduct of the trade or business of Creagh or any of its Subsidiaries on or after Closing other than where such cessation or change results from a claim;

(f)	if and to the extent that such claim relates to or is increased by a claim or liability for Taxation which would not have arisen but for any winding up or cessation after Completion of any trade or business carried on by a member of the Group ;

(g)	if and to the extent that a SurModics Indemnitee actually recovers insurance proceeds (net of costs of recovery, deductibles, and any increase in premium) regarding such Loss under the terms of any insurance policy of a member of the Group and SurModics agrees to use its Commercially Reasonable Efforts to recover such proceeds; and

(h)	if and to the extent that a SurModics Indemnitee realizes a reduction in Tax Liability directly as a result of the Loss in the Tax year that the Loss is incurred.

8.17	Tax Deed.

Any claim pursuant to the Tax Deed shall be governed in accordance with the terms of the Tax Deed and the provisions set out in this ARTICLE 8 shall not apply to the Tax Deed save to the extent specifically provided in the Tax Deed or to the extent specifically provided herein.

8.18	Contingent Liability

If in respect of any claim under the Warranties, the liability of SurModics or a member of the Group is contingent only, then the Sellers shall not be under any obligation to make any payment to SurModics or a member of the Group until such time as the contingent liability ceases to be contingent and becomes actual provided that the provisions of SECTION 8.15 shall not apply to such claim whilst such liability remains contingent and SurModics shall have a period of 12 months after the contingency ceases to be contingent in which to issue proceedings.

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8.19	Payment on Reduction of Seller’s Liability

If, subsequent to any payment made by the Sellers in respect of a claim for breach of any of the Warranties, any fact, event or matter occurs or comes to the knowledge of the parties hereto which, had it occurred or come to the knowledge of the parties hereto prior to such payment, would have reduced the Sellers’ liability in relation to the claim in accordance with Article 8.8, where SurModics has recovered any amount in relation to such a claim (a “Recovered Amount”), SurModics shall repay the Sellers whichever is the lessor of the Recovered Amount and the amount by which the Sellers’ liability would have been reduced pursuant to Article 8.8.

ARTICLE 9

CERTAIN ADDITIONAL TERMS

9.1	Interpretation; Construction. The original version of this Agreement has been drafted in English. Should this Agreement be translated into any other language, the English version will prevail among the parties to the fullest extent permitted by Applicable Law. In this Agreement:

(a)	the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b)	words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c)	terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d)	unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)	“include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f)	“or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g)	unless expressly stated herein to the contrary, reference to an agreement, instrument or other document, including this Agreement, will be deemed to refer as well to each addendum, exhibit, schedule or amendment thereto;

(h)	unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(i)	each Party was, or had ample opportunity to be, represented by legal counsel in connection with this Agreement and each Party and each Party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation hereof;

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(j)	each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement; and

(k)	except where the context otherwise requires, each reference to “Creagh” in this Agreement also refers to each Subsidiary of Creagh.

9.2	Press Releases and Public Announcements. No Seller will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of SurModics.

9.3	No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

9.4	Entire Agreement. This Agreement (including the Disclosure Letter, schedules, the Transaction Documents, and other documents referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5	Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that SurModics may assign or transfer its rights or interests under this Agreement to any of its Subsidiaries without the prior consent of the Sellers (provided that no such assignment or transfer will relieve SurModics of any of its obligations under this Agreement).

9.6	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

9.7

Notices. All notices and other required communications under this Agreement, other than in the ordinary course of business, must be in writing and are only deemed duly delivered (a) when delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid), or (b) when sent, if sent by email or facsimile (or, the first Business Day following such transmission if the transmission is not during

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normal business hours of the recipient on a Business Day), provided that confirmation of the transmission that is not automatically generated is received from the recipient; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

(a)	if to SurModics:

SurModics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota USA 55344-3523

Attention: Gary R. Maharaj

Facsimile No.: +1 (952) 500-7001

Email:

with a copy to:

SurModics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota USA 55344-3523

Attention: Bryan K. Phillips

Facsimile No.: +1 (952) 500-7001

Email: bphillips@surmodics.com

and a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota USA 55402

Attention: Michael A. Stanchfield

Facsimile No.: +1 (612) 766-1600

Email: mike.stanchfield@faegrebd.com

and with a further copy to:

WhitneyMoore

Wilton Park house

Wilton Place

Dublin 2

Attention: Therese Rochford

Facsimile No.: + 353 01 6110090

Email: therese.rochford@whitneymoore.ie

(b)	if to any Seller:

LKG Secretarial Limited

The Forum, 29-31 Glasthule Road, Glasthule,

Co. Dublin

Attention: Neil Keenan

Facsimile No: + 353 01 2311417

Email: neilk@lkgsolicitors.ie

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9.8	Governing Law and Jurisdiction. This Agreement shall in all respects (including the formation thereof and performance thereunder) be governed by and construed in accordance with the laws of Ireland.

Each party irrevocably agrees that the courts of Ireland shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, each party irrevocably submits to the jurisdiction of the courts of Ireland.

Without prejudice to any other mode of service:

SurModics irrevocably appoints Whitney Moore Solicitors as agents for service of process relating to and for all matters concerning the conduct of any proceedings before the courts of Ireland in connection with this Agreement and the Purchaser agrees to maintain as its agent the Purchaser’s Solicitors during the term of this Agreement and thereafter during such period as any action may be taken thereunder; and each party agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

9.9	Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by SurModics and Sellers Agent. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

9.10	Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

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9.11	Expenses. SurModics, on one hand, and Sellers, on the other hand, will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided that Sellers will also bear the costs and expenses of Creagh (including all of its legal fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the Transactions.

9.12	Exhibits; Schedules; and Disclosure Letter. The Disclosure Letter and the exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Disclosure Letter is arranged in sections, subsections, and paragraphs corresponding to the numbered and lettered sections, subsections, and paragraphs of this Agreement to which each Schedule relates. Certain information is contained in the Disclosure Letter solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person.

9.13	Appointment of Sellers Agent

(a)

Each Seller hereby irrevocably appoints Sellers Agent as its true and lawful agent and attorney-in-fact, with full power of substitution, with full power and authority to act for and on behalf of such Seller for all purposes of this Agreement and the Transaction Documents, and with respect to the consummation of the Transactions, agrees to be bound by the provisions of this Agreement or other such agreements and the terms of such transactions. Sellers Agent hereby accepts such appointment. Sellers Agent may take any and all actions that it believes are reasonably necessary or appropriate under this Agreement and the Transaction Documents, including interpreting all of the terms and provisions of this Agreement and the Transaction Documents. Each Seller acknowledges and agrees that Sellers Agent, pursuant to this Agreement, has the exclusive authority to act on its behalf in connection with this Agreement, the Transaction Documents and other transaction documents and related matters, including (i) the receipt from SurModics of all payments made by SurModics to any Seller, (ii) authorization of payments to be made by Sellers or the Sellers Agent under this Agreement or any Transaction Document, (iii) distribution of all payments and amounts to Sellers, (iv) the giving and receiving of notices to be given or received by any Seller, (v) the right to resolve, settle, defend, or dispute any claims made by SurModics under this Agreement, including with respect to any adjustments to the Closing Payment pursuant to SECTION 2.3 and any claims by SurModics for indemnification under this Agreement, or take any actions and exercise such other power, rights and authority as set forth herein, (vi) the right to retain legal counsel and to engage accountants with respect to matters regarding this Agreement and related documents, (vii) the right to waive any condition or provision of this Agreement and to take any other action under this Agreement, including amending this Agreement in any respect on behalf of such Seller, (viii) the determination of the First Option Purchase Price and the Second Option Purchase Price (and resolving any disputes in connection therewith); and (ix) taking any and all other actions specified in or contemplated by this Agreement or any Transaction Document. All decisions and actions by Sellers Agent permitted by

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this Agreement or any Transaction Document shall be binding upon all Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same and all Sellers agree to be jointly and severally liable therefor. SurModics shall be entitled to deal with and rely conclusively on Sellers Agent as provided herein as if, and with the same effect as if, Sellers Agent constituted all of the Sellers. Upon the death or resignation of the Sellers Agent appointed hereby, Sellers shall appoint a replacement Sellers Agent who shall possess and assume the rights, powers, duties and obligations of Sellers Agent with the same effect as though such substitute representative had originally been the Sellers Agent under this Agreement. Sellers Agent shall not have any Liability to SurModics or to Sellers for any decision, act, consent, instruction or omission whatsoever on the part of the Sellers Agent hereunder unless there has been fraud or gross negligence on the part of the Sellers Agent.

(b)	A decision, act, consent or instruction of the Sellers Agent with respect to the matters regarding the Escrow Account shall constitute a decision of all Sellers and shall be final, binding and conclusive and the SurModics Indemnitees may rely upon any such decision, act, consent or instruction of Sellers Agent as being the decision, act, consent or instruction of each Seller. The SurModics Indemnitees are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers Agent.

(c)	Sellers Agent shall have no duties to Sellers or Liability to Sellers, other than as expressly set forth in this Agreement or any separate agreement between the Sellers and Sellers Agent, with respect to any action taken, decision made or instruction given by Sellers Agent in connection with this Agreement or any Transaction Document while acting in good faith and in the exercise of reasonable judgment.

(d)	Sellers Agent shall treat confidentially and shall not disclose, except in connection with enforcing its rights under this Agreement and any Transaction Document, any nonpublic information provided by or on behalf of SurModics or any of its Affiliates or concerning any indemnification claim to anyone (except to Sellers Agent’s attorneys, accountants or other advisers, to Sellers, and on a need-to-know basis to other individuals who agree to keep such information confidential).

(e)	Any action taken by Sellers Agent pursuant to the authority granted in this SECTION 9.13 shall be effective and absolutely binding as the action of Sellers and Sellers Agent under this Agreement and the Transaction Documents.

(f)	SurModics shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by, and the actions of, or the failure to act by, Sellers Agent. SurModics shall not be liable to any Seller for Losses sustained by any such Person, arising out of or related to the performance of, or failure to perform by, Sellers Agent of its obligations set forth in this Agreement or any Transaction Document, as applicable, nor shall the actions of, or the failure to act by, Sellers Agent be used as a defense against any claim for Losses made by a SurModics Indemnitee pursuant to this Agreement.

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ARTICLE 10

DEFINITIONS

“Accounting Firm” is defined in SECTION 2.3(d).

“Adjustment Certificate” is defined in SECTION 2.3(b).

“Adjustment Determination” is defined in SECTION 2.3(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Applicable Laws regarding tax matters.

“Agreement” is defined in the preamble of this Agreement.

“Ancillary Purchase Agreements” means the Creagh Preferred Share Agreement, the B Acknowledgement & Waiver Letters, the D Long Termination P&C Agreements, the D Short Amending P&C Agreements and the D Short Amending Call Agreement.

“Anticorruption Laws” is defined in SECTION 4.28(a).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority (including the United States Food and Drug Administration and any EU Regulatory Entity). Unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Audited Financial Statements” is defined in SECTION 4.8(a)(i).

“B Acknowledgement & Waiver Letters” means the letters to be delivered on Closing in respect of the Creagh B Ordinary Shares waiving rights and acknowledging rights granted by Creagh pursuant to put and call option agreements entered into by the holders of Creagh B Ordinary Shares as Disclosed.

“Beneficial Shares” means 600 shares in the capital of Creagh owned as to the beneficial interest by the Beneficial Seller and as to the legal interest by Mr Greaney;

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“Beneficial Seller” means Mr Gordon Brooks;

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the State of Minnesota are not generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the preamble.

“Cap” is defined in SECTION 8.3(c).

“Claim Notice” is defined in SECTION 8.5(a).

“Closing” is defined in SECTION 6.1.

“Closing Balance Sheet” is defined in SECTION 2.3(a).

“Closing Date” is defined in SECTION 6.1.

“Closing Payment” is defined in SECTION 2.1.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to expeditiously achieve such result; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement shall not be thereby required to take action that would result in a material adverse change in the benefit to such Person under this Agreement or any Transactions (in each case, taken as a whole) or to dispose of any material portion of, or make any material change to, its business.

“Confidential Information” means all confidential information of or relating to Creagh or any of its Subsidiaries that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by Creagh or a Seller), including information entrusted to Creagh by others. Without limiting the generality of the foregoing, Confidential Information includes: (i) information relating to sales of products including customer names and lists and other details of customers, lists of potential customers and details of agreements with customers, sales statistics, market share statistics, prices, market research and surveys and advertising or other promotional material; (ii) acquisition, expansion, marketing, financial and other business information and plans; (iii) research and development; (iv) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (v) sources of supplies; (vi) identity of specialized consultants and contractors and Confidential Information developed by them; (vii) purchasing, operating and other cost data; (viii) special customer needs, cost and pricing data; (ix) employee information; (x) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded; (xi) information relating to future projects, business development or planning, commercial relationships and negotiations and (xii) information in relation to which Creagh is bound by an obligation of confidence to a third party.

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“Contingent Consideration” is defined in SECTION 2.1.

“Contract” means any contract, agreement, arrangement, purchase order, license or use agreement, lease (whether a lease for real estate, a capital lease, an operating lease or other), instrument, note or other binding obligation or commitment, in each case whether oral or written.

“Controlling Party” is defined in SECTION 8.6(c).

“Creagh” is defined in the Recitals.

“Creagh Ordinary Shares” as defined in SECTION 4.2(a)

“Creagh A Ordinary Shares” is defined in SECTION 4.2(b).

“Creagh A Preference Shares” is defined in SECTION 4.2(g).

“Creagh B Ordinary Shares” is defined in SECTION 4.2(c).

“Creagh C Ordinary Shares” is defined in SECTION 4.2(d).

“Creagh D Ordinary Shares” is defined in SECTION 4.2(e).

“Creagh E Ordinary Shares” is defined in SECTION 4.2(h).

“Creagh Shares” means the Creagh Ordinary Shares, Creagh A Ordinary Shares, Creagh B Ordinary Shares, Creagh C Ordinary Shares, Creagh D Ordinary Shares and Creagh E Ordinary Shares.

“Creagh Preference Shares” is defined in SECTION 4.2(f).

“Creagh Preferred Shares” means the Creagh Preference Shares and Creagh A Preference Shares.

“Creagh Preferred Share Agreement “ means the agreement dated as of the date of this Agreement entered into with Enterprise Ireland for the sale of the Creagh Preferred Shares.

“Current Products” is defined in Section 4.7(a).

“Data Protection Legislation” means Data Protection Act, 1988 and the Data Protection (Amendment) Act, 2003.

“Deductible” is defined in SECTION 8.3(a).

“Development Products” is defined in Section 4.7(d).

“Disclosed” means fully and fairly disclosed in the Disclosure Letter with sufficient detail to enable a purchaser, carrying on a business similar to the business of Creagh, to identify the nature and scope of the matter disclosed and to make an informed assessment of the matter concerned.

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“Disclosure Letter” means the letter bearing the same date as this Agreement written and delivered by or on behalf of the Sellers to SurModics in agreed terms.

“Discontinued Products” is defined in Section 4.7(b).

“D Acknowledgement & Waiver Letters” means the letters to be delivered on Closing in respect of the Creagh D Ordinary Shares waiving rights and acknowledging rights granted by Creagh pursuant to put and call option agreements entered into by the holders of Creagh D Ordinary Shares as Disclosed.

“D Long Termination P&C Agreements” means the agreements to be delivered on Closing in respect of the Creagh D Ordinary Shares terminating rights granted by Creagh pursuant to put and call option agreements entered into by the holders of Creagh D Ordinary Shares as Disclosed.

“D Short Amending P&C Agreements” means the agreements to be delivered on Closing in respect of the Creagh D Ordinary Shares amending rights granted by Creagh pursuant to put and call option agreements entered into by the holders of Creagh D Ordinary Shares as Disclosed.

“D Short Amending Call Agreements” means the agreements to be delivered on Closing in respect of the Creagh D Ordinary Shares amending rights granted by Creagh pursuant to call option agreements entered into by the holders of Creagh D Ordinary Shares as Disclosed.

“Employee Benefit Plan” means any employee benefit scheme, plan, program or arrangement of any kind, including any stock option, share option or ownership plan, stock appreciation rights plan, phantom stock plan, executive compensation plan, bonus, incentive compensation, pension, death in service, superannuation, deferred compensation or profit-sharing plan, save-as-you-earn (SAYE) plan, or any vacation, holiday, sick leave, fringe benefit or group health, welfare, disability, or life insurance plan.

“Employment Agreements” means the employment agreements by and between SurModics and each of the Key Employees, to be entered into effective upon Closing.

“Encumbrance Documents” is defined in SECTION 4.13(j).

“Enforcement Limitations” means any applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other similar Applicable Law from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environment” includes without limitation, atmosphere, land (including any structures thereon), soil, water and all living organisms;

“Environmental Claim” means any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or leased by Creagh or (ii) circumstances forming the basis of any violation of any Environmental Law.

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“Environmental Laws” means all Applicable Laws relating to pollution, compensation for damage or injury caused by pollution, or protection of human health or the environment.

“Environmental Licence” means any licence, consent or any other form of authorisation pursuant to any Environmental Laws.

“Environmental Matters” includes any matter relating to the protection of the Environment and the control of pollution and, without prejudice to the generality of the foregoing, includes the following:

(i)	air pollution;

(ii)	water pollution;

(iii)	trade and sewage effluent;

(iv)	waste and waste disposal;

(v)	toxic, dangerous and hazardous waste;

(vi)	genetically modified organisms;

(vii)	noise and noise control;

(viii)	health and safety at work.

“Escrow Account” is defined in SECTION 2.2(c).

“Escrow Agent” is defined in SECTION 2.2(c).

“Escrow Agreement” is defined in SECTION 2.2(c).

“Escrow Amount” is defined in SECTION 2.2(c).

“EU Regulatory Entity” means (a) the body which has the authority to act on behalf of a European Union (EU) member state to ensure that the requirements of the medical device directives are carried out in that particular member state (a “competent authority”), (b) a certification organization, which the competent authority of an EU member state designates to carry out one or more of the conformity assessment procedures according to the medical device directives, and (c) other comparable governmental or non-governmental regulatory entities of an EU member state.

“Financial Facilities” is defined in SECTION 4.36.

“Financial Statements” is defined in SECTION 4.8(a)(ii).

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“First Option Purchase Price” means the First Option Purchase Price as defined in the Put and Call Option Agreement.

“Food and Drug Laws” means the all Applicable Laws governing the development, testing, manufacturing, marketing, sale storage, transport or distribution of Creagh’s products, medical devices or components of medical devices.

“Government Official” is defined in SECTION 4.28(d).

“Governmental Authority” means, wherever located, any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, administration, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or Person exercising any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power. Without limiting the foregoing, “Governmental Authority” includes (i) the United States Food and Drug Administration and (ii) all EU Regulatory Entities.

“Group” means Creagh and its Subsidiaries.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances, and materials regulated by any Environmental Law.

“Health Care Laws” means all Applicable Laws relating to fraud and abuse, referrals, and interactions with healthcare professionals and reporting thereof.

“Health and Safety Legislation” means any legislation enacted for the purpose of securing the safety, health and welfare of persons at work and includes the Safety Health and Welfare at Work Act 2005 and any regulations, rules or orders made thereunder.

“Health and Safety Matters” means without prejudice to the generality of the foregoing any legislation enacted for the purpose of securing the safety, health and welfare of persons at work and includes the Safety Health and Welfare at Work Act 2005 and any regulations, rules or orders made thereunder.

“Improvements” is defined in SECTION 4.13(d).

“Indebtedness” means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate Contracts, currency hedging Contracts, commodity price protection Contracts or similar hedging Contracts, capital lease obligations of such Person, and redeemable capital stock of such Person.

“Indemnified Party” is defined in SECTION 8.5(a).

“Indemnifying Party” is defined in SECTION 8.5(a).

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“Indemnity Escrow Amount” means €1,250,000.

“Intellectual Property” means all Intellectual Property Rights owned and/or used by Creagh at the date of this agreement in any jurisdiction throughout the world including the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, patent disclosures, inventor’s certificates, industrial property rights, and all similar rights, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all design rights, trademarks, service marks (in each case whether registered or not), trade dress, logos, slogans, trade names, corporate names, business or brand names, Internet domain names, metatags and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (c) all copyrightable works and copyrights (including rights in computer software), and all moral rights, applications, registrations and renewals in connection therewith; (d) all mask works and database rights, utility models and all similar property rights and all applications, registrations and renewals in connection therewith; (e) all Trade Secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer programs and software (including source code, executable code, data, databases and related documentation); (g) all advertising and promotional materials; (h) all other intellectual property or proprietary rights ; and (i) all copies and tangible embodiments thereof (in whatever form or medium), in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Irish GAAP” means Irish generally accepted accounting principles including, without limitation to the generality of the foregoing, such accounting principles and standards as may be prescribed under the Companies Act, 2014 or any other relevant statute or regulation or as may be prescribed by a standard-setting body whose accounting standards are recognised in Ireland as having application to the Company, consistently applied.

“IT Systems” is defined in SECTION 4.29.

“Key Employees” means Tom Greaney, Damien Kilcommons, Noel Fox, Derek Cooney, and Eoin McEvoy.

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual, (b) with respect to Creagh, the actual knowledge of any of the Key Employees, and those matters that would reasonably be expected to be known by such persons based on their positions with Creagh and its Subsidiaries and, (c) with respect to any other entity, the actual knowledge of the directors and officers of such entity (or persons performing similar functions).

“Lease” is defined in SECTION 4.13(b).

“Leased Real Property” is defined in SECTION 4.13(b).

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“Legal Action” means any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim, demand or similar action.

“Legal Restriction” means any injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means all liens, security interests, pledges, encumbrances or clouds on title of any nature whatsoever.

“Loss” means any claim, loss, fine, penalty, cost or expense (including reasonable attorneys’ fees or expenses) or damage.

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets or results of operations of Creagh and its Subsidiaries (taken as a whole).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” is defined in SECTION 4.8(a)(ii).

“Most Recent Fiscal Month End” is defined in SECTION 4.8(a)(ii).

“Most Recent Fiscal Year End” is defined in SECTION 4.8(a)(i).

“Net Working Capital” is defined in Section 2.3(b).

“Net Working Capital Adjustment” is defined in SECTION 2.3(b).

“Noncontrolling Party” is defined in SECTION 8.6(c).

“Objection Notice” is defined in SECTION 8.5(b)(ii).

“Ordinary Course of Business” means an action (which includes, for this definition, a failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past customs and practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or shareholders of such Person.

“Owned Real Property” is defined in SECTION 4.13(a).

“Pension Schemes” is defined in SECTION 4.23(g).

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“Per-Claim Deductible” is defined in SECTION 8.3(b).

“Permits” is defined in SECTION 4.11(a).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Planning Acts” means the Planning and Development Acts 2000 to 2013, the Building Control Acts 1990 and 2007 and any Regulations, rules or orders made thereunder.

“Pro Rata Percentage” means, as to a Seller, the percentage set forth opposite such Seller’s name in Schedule A.

“Proceedings” is defined in SECTION 4.19(a).

“Products” is defined in SECTION 4.7(b).

“Purchased Shares” is defined in the Recitals.

“Put and Call Option Agreement” means the Put and Call Option Agreement in the agreed form to be delivered on Closing and executed between the Sellers and SurModics or its nominee.

“Quarterly Schedule” is defined in SECTION 2.4(c).

“Real Property” is defined in SECTION 4.13(c).

“Real Property Laws” is defined in SECTION 4.13(f).

“Real Property Permits” is defined in Section 4.13(h).

“Relevant Proportion” as respects Warrantors means 83.10% in the case of Thomas Greaney and 16.90% in the case of USCI Japan.

“Registrations” means any governmental authorization that is required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of Creagh’s products (including premarket notifications or 510(k) clearances; pre-market approvals; investigational device exemptions; product recertifications; manufacturing licenses, approvals and authorizations; CE Marks; pricing and reimbursement approvals; labeling approvals; distributor or wholesale licenses or permits; establishment registration, product listings and their foreign equivalents).

“Remaining Shares” is defined in Recitals E.

“Restricted Area” is defined in SECTION 7.5.

“Restricted Business” is defined in SECTION 7.5.

“Restricted Period” is defined in SECTION 7.5.

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“safety statement” is defined in SECTION 4.13(v)(iv).

“Securities Act” means the Securities Act of 1933 of the United States.

“Second Option Purchase Price” means the Second Option Purchase Price as defined in the Put and Call Option Agreement.

“Seller” is defined in the preamble of this Agreement.

“Sellers Agent” is defined in the preamble of this Agreement.

“Shares” means all of the Creagh Shares and all of the Creagh Preferred Shares.

“Share Option Termination Agreements” means the agreements to be delivered on Closing in respect of share options granted by Creagh pursuant to share option agreements entered into by certain employees of Creagh the form of which is Disclosed.

“Special Claims” is defined in SECTION 8.6(b).

“Special Representation” is defined in SECTION 8.4(a).

“Straddle Period” is defined in SECTION 7.11(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, at least 20% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), at least 20% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own at least a 20% ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated at least 20% of such business entity’s gains or losses or will be or control any managing member, director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all direct and indirect Subsidiaries of such Subsidiary.

“SurModics” is defined in the preamble of this Agreement.

“SurModics Indemnitees” is defined in SECTION 8.1(a).

“Tax”

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means:

(i)	(without limiting the generality of the same) all taxes whether within or outside Ireland in relation to the Company including income tax, surtax, corporation profits tax, corporation tax (including any additional duty or corporation tax and any surcharge), advance corporation tax, capital gains tax, estate duty, capital acquisition tax, wealth tax, value added tax, stamp duty, capital duty, excise duty, customs and other import duties, P.A.Y.E. deductions, pay related social insurance (P.R.S.I.), Universal Social Charge, Social Welfare and Social Insurance contributions, payroll taxes generally, rates and water rates, withholding tax and any other tax, levy, duty or impost whether similar to, replaced by or replacing any of them or otherwise and any penalty, charge and interest relating to any claim for taxation, and the expression “tax” shall be construed accordingly;

(ii)	reference to any tax in respect of income or profits or gains or chargeable gains earned, accrued or received on or before a particular date or in respect of a particular period shall include any tax in respect of income or profits or gains deemed to have been or treated as earned, accrued or received at or before that date or in respect of that period;

“Tax Deed” means the deed of indemnity in relation to Tax to be granted by the Sellers.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the warranties set out in Schedule C.

“TCA 1997” means the Irish Taxes Consolidation Act of 1997.

“Third Party Claim” is defined in SECTION 8.6(a).

“Total Consideration” means the Closing Payment paid to Sellers under this Agreement plus all amounts paid by SurModics to sellers of Shares under the Ancillary Purchase Agreements plus any amounts paid on exercise of any option under the Put and Call Option Agreements.

“Trade Sanction Customer” means any customer of Creagh located in Cuba, Iran, North Korea, Sudan, or Syria.

“Trade Secret” means any asset or information (including a formula, pattern, compilation, program, device, method, technique, or process) of Creagh or its Subsidiaries that derives independent economic value, actual or potential, from being not generally known or readily ascertainable by others.

“Transaction Documents” means the Put and Call Option Agreement, the Ancillary Purchase Agreements, Escrow Agreement, the Employment Agreements, the Tax Deed, and the other documents, certificates, and instruments delivered in connection with this Agreement.

“Transaction Expenses” means all of Creagh’s, its Subsidiaries’, or any Seller’s expenses, fees, or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’, and other advisors’ fees and expenses that have not been paid in full in cash as of the close of business on the day

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immediately preceding the Closing Date. Without limiting the foregoing, Transaction Expenses includes all expenses or payments incurred or payable to employees in connection with the consummation of the Transactions, obligations to reimburse discounted amounts under any lease agreements as a result of consummation of the transactions contemplated by this Agreement, and deferred employee bonuses.

“Transactions” is defined in SECTION 3.2.

“Unions” is defined in SECTION 4.22(d).

“U.S. GAAP” means generally accepted accounting principles in the United States, as consistently applied by SurModics.

“Warrantors” means Tom Greaney and USCI Japan Limited.

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SCHEDULE C

Tax Warranties

1	Tax Matters

(a)	Creagh has filed timely all Tax Returns required to be filed under Applicable Law. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws. All Taxes due and owing by Creagh (whether or not shown on any Tax Return) have been paid. Creagh currently is not the beneficiary of any extension of time within which to file any Tax Return. No jurisdiction in which Creagh does not file Tax Returns has claimed that Creagh is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Creagh.

(b)	Creagh has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including all deductions required to be made pursuant to the TCA 1997, and all forms required with respect thereto have been properly completed and timely filed, or, if not filed, properly retained.

(c)	To the Knowledge of Creagh, no Governmental Authority has any Basis to assess any additional Taxes with respect to Creagh for any period for which a Tax Return has been filed. No foreign, federal, state or local tax audits, examinations, investigations, or other administrative or judicial Tax proceedings are pending or threatened with respect to Creagh. Creagh has not received from any foreign, federal, state or local taxing authority (including jurisdictions where Creagh has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Creagh. The Disclosure Letter lists all national, federal, state, local, and foreign income Tax Returns filed with respect to Creagh for taxable periods ended on or after December 31, 2012, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Creagh has delivered to SurModics correct and complete copies of all such Tax Returns, as well as all examination reports, and statements of deficiencies assessed against or agreed to by Creagh filed or received since December 31, 2012.

(d)	Creagh has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)	Creagh is not a party to or bound by any Tax allocation or sharing agreement. Creagh (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than the group composed of Creagh and its Subsidiaries and (B) has no Liability for the Taxes of any Person (other than its Subsidiaries) under Applicable Law, as a transferee or successor, by contract or otherwise.

Share Purchase Agreement

(f)	Creagh does not have any Liability as a result of the Transactions.

(g)	No Tax Liability has been deferred under any provision of TCA 1997, including Sections 563(1) and 981 of TCA 1997.

(h)	The unpaid Taxes of Creagh (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Creagh in filing its Tax Returns. Since the Most Recent Fiscal Month End, Creagh has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in Irish GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(i)	Creagh will not be required to include any item of income in or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	“closing agreement,” as described under Applicable Law, executed on or prior to the Closing Date;

(iii)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)	prepaid amount received on or prior to the Closing Date.

(j)	Since the Most Recent Fiscal Month End, Creagh has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(k)	The Disclosure Letter sets forth the PPS tax number for each Seller.

2	General

(a)

Full provision or reserve has been made in the Audited Financial Statements for all Taxes liable to be assessed on Creagh or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before

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the Most Recent Fiscal Year End or any event on or before the Most Recent Fiscal Year End including distributions made down to such date or provided for in the Audited Financial Statements and full provision has been made in the Audited Financial Statements for deferred Taxes in accordance with generally accepted accounting principles.

(b)	Creagh has not at any time been the subject of an audit of any aspect of its taxation affairs carried out by the Revenue Commissioners.

(c)	In the 5 years prior to Closing, Creagh has made all claims and elections required for tax purposes and has done so within the time limits laid down in the relevant legislation.

(d)	In the 5 years prior to Closing, Creagh has properly and punctually made all material returns and provided all material information required for Taxes purposes and none of such returns is disputed by the Revenue Commissioners or any other authority concerned (in Ireland or elsewhere) and the Sellers are not aware that any such dispute is likely.

(e)	In the 5 years prior to Closing, Creagh has duly and punctually paid all Taxes which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxes and has not paid any tax which it was and is not properly due to pay.

(f)	There is no appeal by Creagh pending against any assessment to Taxes.

3	Residence of Company

(a)	Creagh is resident in Ireland for tax purposes (and has been so resident since its incorporation) and not resident elsewhere.

(b)	Creagh does not have nor has it had at any time since its incorporation a branch or permanent establishment in any other country.

4	Income Tax

(a)	In the 5 years prior to Closing, Creagh has duly complied with the requirements of Section 239 TCA (payments made under deduction of tax) and with the requirements of all other provisions relating to the deduction and withholding of tax at source up to the date hereof and all such tax which has become due to the Revenue Commissioners has been paid to the Revenue Commissioners.

(b)	There are no trading losses in Creagh available to be carried forward at the date hereof.

(c)	Creagh has not entered into any transactions by virtue of which it will be chargeable under Case IV of Schedule D in accordance with Section 815 TCA (taxation of income deemed to arise on certain sales of securities).

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5	Distributions

(a)	The limitation on the meaning of “distribution” provided for by Sections 133 and 134 TCA does not apply to any financial arrangements of Creagh and Creagh has not since its incorporation issued any securities in respect of which all or part of the interest payable thereon falls to be treated as a distribution within the said Sections.

(b)	Creagh has complied in all respects with the provisions of Chapter 8A of Part 6 TCA (dividend withholding tax).

6	Capital Allowances

(a)	In respect of any assets for which Creagh has made a claim for capital allowances under Section 307 or Section 308 TCA or Section 321 TCA no balancing charge would arise if every such asset were to be realised for a consideration equal to the amount of its book value.

(b)	Capital allowances available to Creagh on all plant and machinery and industrial buildings have not been restricted or reduced by the application of such plant and machinery and industrial buildings (either in whole or in part) for purposes other than purposes qualifying for full relief, or otherwise restricted or reduced.

7	Loss Relief

(a)	Creagh has not been involved in any reconstruction to which the provisions of Section 400 TCA apply (reconstruction without change of ownership).

(b)	There has been no change in the ownership (beneficial or otherwise) of Creagh or major change in the nature or conduct of any trade or business carried on by Creagh for the purposes of Section 401 TCA (change in ownership of company; disallowance of relief for trading losses) nor has the scale of the activities in any trade or business carried on by Creagh at any time become small or negligible for the purposes of the said Section.

(c)	No claims have been made under Section 538 (2) TCA (capital losses allowed where no sale).

(d)	Creagh has not made a disposal of an asset coming within the provisions of Section 549 TCA (transactions between connected persons).

(e)	No allowable loss which has arisen or which may arise on any disposal by Creagh of any shares in, or securities of, another company is liable to be reduced or disallowed by virtue of Section 621 TCA (depreciatory transaction) or by virtue of Section 622 TCA (dividend stripping) effected prior to Closing.

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8	Share Capital

(a)	Creagh has not at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof.

(b)	Creagh has not repaid any share capital nor issued any new shares as paid up otherwise than by receipt of new consideration.

(c)	Creagh has not at any time capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

(d)	Creagh has not at any time provided capital to any company on terms whereby the company so capitalised has in consideration thereof issued shares loan stock or other securities where the terms of any such capitalisation were otherwise than by way of a bargain made at arm’s length or where the shares, loan stock or other securities acquired are shown in the Audited Financial Statements at a value in excess of their market value at the time of acquisition.

(e)	Creagh has not at any time acquired any of its own shares pursuant to the provisions of Chapter 9 of Part 6 TCA.

9	Group Relief

(a)	Creagh has not surrendered any amount by way of group relief under the provisions of Sections 411 to 424 TCA (set-off within a group).

(b)	Creagh is not nor will it at any time in the future become liable to make a subvention payment or any other payment for an amount surrendered by any other company under or in connection with the provisions of Section 411 TCA (payment of group relief).

(c)	All group relief claims concerning Creagh have been made in compliance with Chapter 5, Part 12 TCA.

10	Close Companies

(a)	Creagh is a close company within the meaning of Section 430 TCA.

(b)	In the 5 years prior to Closing, Creagh has not entered into any business or dealings with any person who is or was a participator in Creagh or any associate of such participator (as such expressions are defined by Section 433 TCA).

(c)	In the 5 years prior to Closing, Creagh has not incurred any expense or paid any amount in consequence of which it has been or could be treated under Section 436 or Section 437 TCA as having made a distribution (expenses/interest treated as distributions).

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(d)	In the 5 years prior to Closing, Creagh has not made a loan within the meaning of Section 438 TCA (loan to a participator) and the provisions of Section 439 TCA (effect of release of a debt) have not applied to Creagh in this period.

(e)	In the 5 years prior to Closing, Creagh has not incurred any liability under Sections 440 or 441 TCA (surcharge on certain undistributed income).

(f)	In the 5 years prior to Closing, Creagh has not made a transfer of the kind referred to in Section 589 TCA (transferring assets at an undervalue).

11	Chargeable Gains

(a)	Creagh has not made any distribution to which the provisions of Section 614 TCA could apply (capital distribution derived from chargeable gain of the company).

(b)	Creagh has never been a member of a group of companies within the meaning of Sections 616 and 590 (11) TCA or entered into any transactions that gave or may give rise to any liability under those sections.

(c)	Creagh has never acquired any assets (other than trading stock) from a member of a group of companies of which it was a member within the meaning of Section 616 TCA.

(d)	Creagh has never entered into any transaction which gave or may give rise to any liability under the provisions of Sections 625 (disposal of shares in a subsidiary) or 626 (recovery of tax from other group members) TCA.

(e)	The restrictions referred to in Section 626 A and Schedule 18 A TCA do not apply to any transactions of Creagh (restriction on set-off of pre-entry losses).

(f)	Creagh has not entered into any transactions to which the provisions of Sections 632 to 635 and Section 637 TCA apply (relief for transfer of assets in certain circumstances).

(g)	Creagh has not been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Sections 583-588 (shares and securities), 600 (transfer of business to a company), 615 (transfer of assets), 733 (unit trusts) TCA under which shares or debentures have been issued or any transfer of assets effected.

(h)	The cost of acquisition for the purposes of TCA on chargeable gains to Creagh of each of its assets (except trading stock and work in progress) is not less than the book value of that asset as provided for in the Audited Financial Statements and Creagh is not required to dispose of and has not at any time disposed of any asset otherwise than by way of bargain at arm’s length.

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(i)	There are set out in the Disclosure Letter details of the actual cost of additions to the Property.

(j)	There has been no transaction to which Sections 617 and 618 TCA (intra-group transfers) or Section 605 TCA (compulsory purchase orders) applies in respect of the acquisition of any asset by Creagh.

12	Development Land

(a)	Creagh has not carried out any development within the meaning of Section 639 TCA or otherwise entered into any transaction as a result of which it could be assessed to tax under Chapter 1of Part 22 TCA (dealing in or developing land).

(b)	Creagh has not carried out any disposal within the meaning of Section 648 TCA or otherwise entered into any transaction as a result of which it could be assessed to tax under Chapter 2 of Part 22 TCA (disposals of development land).

13	Anti-Avoidance

(a)	Creagh has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding or reducing liability to Taxes or been a party to a “tax avoidance transaction” as defined in Section 811 TCA.

(b)	Without prejudice to the generality of the foregoing, Creagh has not been a party to any transaction scheme or arrangement to which any of the following provisions would apply: Part 28 and Schedule 21 TCA (purchase and sale of securities) Part 33, Chapter 1 TCA (transfer of assets abroad), Sections 424-426, 543 (passing value out of company shares), Sections 586 and 587 (share for share swap for bona fide commercial reasons), 642 (transfers of interests in land between certain associated persons).

14	Returns, Obligations, Recovery and Collection

(a)	The making of returns, payment of preliminary tax and all other requirements and obligations under Part 38 Chapters 2 and 3 TCA and Part 41 TCA (self-assessment) have been complied with fully by Creagh.

(b)	Creagh has at all times complied with its obligations under Sections 886 and 887 TCA (obligation to keep certain records). Creagh has not made any claim under Section 930 TCA and the Sellers are not aware of any error which would entitle Creagh to make such a claim and no appeal is contemplated or pending under the said section (excessive assessment due to error or mistake).

(c)	Creagh has not received any asset by way of gift as is mentioned in Section 978 TCA (recovery of CGT from donee).

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(d)	There will be no amounts due to the Revenue Commissioners at the date of Closing under the provisions of Section 1001 TCA (fixed charge on book debts).

(e)	No notice of attachment has been served on Creagh or in relation to any funds of Creagh under Section 1002 TCA (attachment of defaulter’s funds).

(f)	No assessment in respect of a capital gain on the disposal by Creagh of any asset situated outside Ireland or unremitted overseas income has been postponed under the provisions of Sections 1004 and 1005 TCA.

(g)	A certificate from the Revenue Commissioners has been obtained in respect of all disposals by Creagh of assets within Section 980 TCA.

15	Employees

(a)	Creagh has properly operated and complied with the Pay As You Earn (PAYE) system of collection and recovery of income tax in respect of emoluments paid to its employees, in accordance with Chapter 4 of Part 42 TCA and the regulations made thereunder

(b)	Creagh has not availed of the appeal procedure under Section 992 TCA and no such appeal is pending or contemplated.

(c)	Creagh has properly operated and complied with the Pay Related Social Insurance (PRSI) system of collection and recovery in accordance with the Social Welfare (Consolidation) Act, 1993 and regulations made thereunder.

(d)	Creagh has properly complied with the provisions of the Youth Employment Agency Act, 1981 and the Employment and Training Levy (Amendment) Regulations, 1988 and all amendments thereto.

(e)	Creagh has properly complied with the provisions of the Health Contribution Act, 1979 and Health Contribution Regulations, 1979 and all amendments thereto.

(f)	Creagh has complied punctually with all relevant time limits, is not in arrears with its payments or returns or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with PAYE, PRSI, the Employment & Training Levy, or the Health Contribution, has not availed of the Income tax (Employment) Regulations, 1989 (SI No. 58 of 1989) whereby an employer may make remittances of PAYE deducted from its employees at longer intervals than the normal monthly remittance basis and has at all times maintained full, complete, correct and up-to-date records in accordance with Sections 219 and 220 of the Social Welfare (Consolidation) Act, 1993 or otherwise appropriate or requisite for the purposes thereof.

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(g)	In respect of Section 10 of the Finance Act 1986 (approved share option schemes) no circumstance exists which would lead the Revenue Commissioners to withdraw approval of the scheme or to contend that Creagh is not a qualifying company carrying on a specified trade.

(h)	Full particulars of all such notifications as are referred to under Section 897 TCA (details of employees) made to Creagh have been disclosed in the Disclosure Letter.

(k)	All remuneration and other sums paid or payable to employees or officers or former employees or officers of Creagh including compensation for loss of office or gratuitous payments or payment for management or other services have been or will be deductible for corporation tax purposes in computing its profits.

16	Stamp Duty/Capital Duty

(a)	No relief or exemption or reduction has been obtained from stamp duty under Section 79 SDCA (limits on stamp duty in the case of certain transactions between bodies corporate) or (a) has been forfeited, cancelled or withdrawn or so far as the Sellers are aware (b) may be forfeited, cancelled or withdrawn in the future.

(b)	All documents in the possession or under the control of Creagh or to the production of which Creagh is entitled which are necessary to establish its title to any asset and which attract stamp duty in Ireland or elsewhere have been properly stamped.

(c)	All other stamp duty howsoever arising or payable has been paid by Creagh and there is no outstanding liability therefor or interest, surcharge or other penalty thereon either pursuant to Section 14 SDCA or otherwise.

17	Value Added Tax

(a)	Creagh is a taxable person within the meaning of Section 5 of the Value Added Tax Consolidation Act, 2010 (VAT Act) and is registered for the purposes of the Value Added Tax Acts (and has been since it commenced trading).

(b)	Creagh has materially complied with all the provisions of the VAT Act and all the statutory amendments thereof and all regulations made or notices issued thereunder in respect of Value Added Tax (VAT), has duly paid or provided for all amounts of VAT for which it is liable.

(c)	Creagh is not in arrears with its payments or returns or notifications or notices under the VAT Act or regulations made thereunder, or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions contained therein.

Share Purchase Agreement	Page 9

(d)	Creagh is not, and no application has been made for Creagh to be, included in any group registration for VAT purposes.

(e)	Creagh is not engaged in any exempted activities as set out in Schedule 1 of the VAT Act.

(f)	Creagh has not made a supply of goods to which the provisions of Section 3(1)(f) or 3(1)(g) of the VAT Act apply (self-supply of goods).

(g)	Creagh has not made any supplies of goods or services (within the meaning of the VAT Acts) otherwise than in the State.

(h)	Creagh has not made a supply of goods to which the provisions of Part 11 of the VAT Act applies (supply of immovable goods).

(i)	Creagh has maintained full, complete, correct and up-to-date records, invoices and other documents as required by Part 9 Chapter 2 and Chapter 7 of the VAT Act and regulations made thereunder.

(j)	Creagh has not availed of the procedures in Section 77 of the VAT Act whereby a trader may account and make returns for VAT purposes other than after each two monthly taxable period.

(k)	No refund/repayment of tax has been claimed or may be claimed by Creagh under the provisions of Section 100 of the VAT Act.

(l)	Creagh has not at any time been required to give security for VAT in accordance with Section 109 of the VAT Act.

(m)	There is no appeal pending or contemplated by Creagh under the provisions of Section 119 of the VAT Act.

18	Miscellaneous

(a)	Creagh has not made any payments coming within the provisions of Section 234 TCA (patent royalties).

(b)	The provisions of Part 16 TCA have no application to any transactions involving Creagh (BES and Seed Capital schemes).

(c)	Creagh has not, within the meaning of Chapter 1 of Part 18 TCA, received payment in respect of professional services from an accountable person (withholding tax on professional fees).

(d)	No liability arises for any claim against Creagh in respect of tax due under Section 531 TCA (Payments to certain sub-contractors).

(e)	Creagh has not paid remuneration to its directors in excess of such amount as will be deductible in computing its taxable profits.

Share Purchase Agreement	Page 10

(f)	All interest, rent, royalties, annuities and other annual payments paid by Creagh in the 5 years prior to Closing under any loan, lease, contract, agreement, covenant or other commitment or arrangement outstanding or existing at the date hereof were deductible for corporation tax purposes, either in computing its profits or in computing the corporation tax chargeable on Creagh.

(g)	Creagh has not entered into any financing or leasing agreement in which or in connection with which it has indemnified any other party against any claim, loss or other liability arising from any change in tax legislation or in the interpretation of tax legislation.

(h)	The Sellers are not aware of any act by reason of which Creagh has or may become liable to Taxes primarily chargeable against any other person.

(i)	Any consent or clearance required from the Revenue Commissioners under any provision of the TCA relating to any transaction undertaken by Creagh within the past six years has been sought and no such consent or clearance has been refused.

19	Offences, Penalties and Sanctions

(a)	Creagh has not committed any act or made any omission which might constitute an offence under Section 1078 TCA (revenue offences) or under Sections 213 to 218 of the Social Welfare (Consolidation) Act, 1993.

(b)	Creagh has not since the date of its incorporation paid or become liable to pay any penalty or interest charged by virtue of Sections 1080 and 1082 TCA and Creagh has not been in default in payment of any Tax within the period prescribed for payment thereof (interest on overdue income tax and corporation tax).

(c)	No surcharge under Section 1084 TCA has or will become payable by Creagh (surcharge for late returns).

(d)	The provisions of Sections 27 (fraudulent/negligent returns) and Section 28 (assisting in making incorrect returns) of the VAT Act have no application to the activities of Creagh.

Share Purchase Agreement	Page 11

IN WITNESS WHEREOF, each party has executed and delivered this Share Purchase Agreement as a Deed effective as of the date first written above.

SIGNED and DELIVERED as a deed by Gary Moore in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

Witness Address

The Forum, Glasthule, Co. Dublin

Witness Occupation

Solicitor

/s/ Thomas Greaney as Attorney Gary Moore

SIGNED and DELIVERED as a deed by Bernard Collins in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

Witness Address

The Form, Glasthule, Co. Dublin

Witness Occupation

Solicitor

/s/Bernard Collins Bernard Collins

Share Purchase Agreement

SIGNED and DELIVERED as a deed by Thomas Greaney in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Form Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney Thomas Greaney

SIGNED and DELIVERED as a deed by USCI Japan Limited in the presence of:

/s/Yoshiichiro Ooka

Witness Signature

YOSHIICHIRO OOKA

Witness Name (in block capitals)

2-9-11 Senzoku, Meguro-ku, Tokyo 152-0012, Japan

Witness Address

Corporate Officer

Witness Occupation

/s/K. Kaneko USCI Japan Limited

Share Purchase Agreement	Page 2

SIGNED and DELIVERED as a deed by Matthew Jenusaitis in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Matthew Jenusaitis

SIGNED and DELIVERED as a deed by Derek Cooney in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Derek Cooney

Share Purchase Agreement	Page 3

SIGNED and DELIVERED as a deed by Damien Kilcommons in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Damien Kilcommons

SIGNED and DELIVERED as a deed by Kevin O’Reilly in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Kevin O’Reilly

Share Purchase Agreement	Page 4

SIGNED and DELIVERED as a deed by David Toohey in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney David Toohey

SIGNED and DELIVERED as a deed by Gerard Flood in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Gerard Flood Gerard Flood

Share Purchase Agreement	Page 5

SIGNED and DELIVERED as a deed by Frank Sullivan in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Frank Sullivan

SIGNED and DELIVERED as a deed by Dymphna Donaghy in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Dymphna Donaghy

Share Purchase Agreement	Page 6

SIGNED and DELIVERED as a deed by Patricia Smith in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Patricia Smith

SIGNED and DELIVERED as a deed by Noel Fox in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Noel Fox

Share Purchase Agreement	Page 7

SIGNED and DELIVERED as a deed by Eoin McEvoy in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Eoin McEvoy

SIGNED and DELIVERED as a deed by Gordon Brooks in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Gordon Brooks

Share Purchase Agreement	Page 8

SIGNED and DELIVERED as a deed by Stephen Martin in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Stephen Martin

SIGNED and DELIVERED as a deed by Michael Reynolds in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Michael Reynolds

Share Purchase Agreement	Page 9

SIGNED and DELIVERED as a deed by Dave Costello in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Dave Costello

SIGNED and DELIVERED as a deed by Tom Haynes in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Tom Haynes

Share Purchase Agreement	Page 10

SIGNED and DELIVERED as a deed by Threasa O’Grady in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Threasa O’Grady

SIGNED and DELIVERED as a deed by Niall Naughton in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Niall Naughton

Share Purchase Agreement	Page 11

SIGNED and DELIVERED as a deed by John O’Donoghue in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney John O’Donoghue

SIGNED and DELIVERED as a deed by Sean Deegan in the presence of:

/s/Neil Keenan

Witness Signature

Neil Keenan

Witness Name (in block capitals)

The Forum, Glasthule, Co. Dublin

Witness Address

Solicitor

Witness Occupation

/s/Thomas Greaney as Attorney Sean Deegan

Share Purchase Agreement	Page 12

SIGNED and DELIVERED as a deed by SurModics Inc. in the presence of:

/s/Bryan K. Phillips

Witness Signature

BRYAN K. PHILLIPS

Witness Name (in block capitals)

9924 W. 74TH Street

Witness Address

Eden Prairie, MN 55344

Attorney

Witness Occupation

/s/Gary R. Maharaj Gary R. Maharaj President and Chief Executive Officer

Present when the Common Seal of LKG Secretarial Limited was affixed hereto:

/s/Gerard Flood

Witness Signature

Gerard Flood

Witness Name (in block capitals)

Avalon, Mount Venus Road, Rathfarnham, Dublin 16

Witness Address

Corporate Financial Advisor

Witness Occupation

/s/James Flynn Director /s/Neil Keenan Director/ Secretary

Share Purchase Agreement	Page 13